Exhibit 4.12

Certain confidential information contained in this document, marked by brackets as [***], has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.  In addition, certain personally identifiable information contained in this document, marked by brackets as
[***], has been omitted from this exhibit pursuant to Item 601(a)(6) under Regulation S-K.

F2 Beteiligungs GmbH & Co. KG
and
F3P GmbH
(as Sellers)

and

Mr. Ingo Fraedrich
and
Mr. Thomas Fraedrich
(as Guarantors)

and

Heska GmbH
(as Purchaser)

and

Heska Corporation
(as Purchaser’s Guarantor)

SALE AND PURCHASE AGREEMENT

related to

VETERINÄRMEDIZINISCHES DIENSTLEISTUNGSZENTRUM (VETZ) GMBH ONLINE-DIENSTLEISTUNGEN FÜR TIERÄRZTE

GIBSON DUNN

TABLE OF CONTENTS

1.	CERTAIN DEFINITIONS AND INTERPRETATION	7
2.	CURRENT STATUS	14
3.	SALE AND TRANSFER	16
4.	PURCHASE PRICE	17
5.	FINAL DETERMINATION AND PAYMENT OF THE PURCHASE PRICE	21
6.	RULES FOR PAYMENTS	24
7.	CLOSING DATE; CLOSING; CLOSING ACTIONS	24
8.	SELLERS’ COVENANTS	28
9.	SELLERS’ GUARANTEES	29
10.	PURCHASER’S GUARANTEES	30
11.	REMEDIES FOR A BREACH OF A SELLERS’ GUARANTEE	31
12.	TAX INDEMNITY	35
13.	SPECIFIC INDEMNITY	37
14.	COOPERATION	37
15.	NON-COMPETE, NON-SOLICITATION	38
16.	CONFIDENTIALITY	38
17.	LIABILITY OF THE GUARANTORS AND THE PURCHASER’S GUARANTOR	40
18.	MISCELLANEOUS	41

LIST OF EXHIBITS

Exhibit 2.3	Sellers’ Securities
Exhibit 3.5(c)	Spousal Consents
Exhibit 3.5(d)	Partners’ Resolution
Exhibit 4.2	Preliminary Cash Purchase Price Calculation
Exhibit 6.2	Sellers’ Accounts
Exhibit 7.2(a)(ix)	Power of Attorney
Exhibit 7.2(c)	Closing Protocol
Exhibit 8.2	Permitted Measures
Exhibit 8.4	Form of IP Transfer and License Agreement
Exhibit 8.5	Form of MD Service Agreements
Exhibit 8.6	Form of Lease Amendment Agreement
Exhibit 8.9	Form of NDA Termination Agreement
Exhibit 9.1	Sellers’ Guarantees
Exhibit 13.1(b)	Specific Indemnity

LIST OF DEFINITIONS

Each of the following terms shall have the meaning ascribed to it on the respective page of this Agreement (including its Exhibits) containing the respective definition (which is, solely for the purposes of convenience and not as an integral part of this Agreement, referred to below).

Absolute Participation	21	Holdback Period	18
Affiliate	7	Holdback Retainer	18
Agreement	7	HSKA Shares	7
Applicable Law	7	IFS Agreements	10
BGB	7	Individual Seller’s Bank Account	24
Breach	31	Intellectual Property Rights	10
Breach Notice	33	Interim Period	28
Business	7	IP Transfer and License Agreement	28
Business Day	7	IPR	10
Capital Leases	9	Know-how	10
Cash	7	Law	10
Closing	24	Laws	10
Closing Action	25	Lease Amendment Agreement	28
Closing Actions	25	Losses	31
Closing Date	24	Marks	10
Closing Protocol	26	Material Adverse Change	10
Cloud PIMS	19	Material Guarantee Breach	11
Commission	20	Material Other Guarantee Breach	11
Company	7	MD Service Agreements	28
Company Products	8	NDA	29
Company Software	8	NDA Termination Agreement	29
Confidential Information	8	Negative Closing Conditions	27
Copyrights	8	Net Active Users	19
Data Device	32	Net Working Capital	11
Data Room	32	Neutral Expert	23
Data Room Documents	32	Non-Compete-Covenant	38
De Minimis Amount	34	Notice	41
Deposit Period	32	Notice of Objection	22
Direct Insurance Amounts	9	Parties	6
Earn-out	17	Party	6
Earn-out Milestone	19	Patents	12
Earn-out Shares	19	Pre-Accounts Date Tax Period	12
Encumbrance(s)	8	Preliminary Cash Purchase Price	17
Fairly Disclosed	32	Pro-Rata Participation	20
Financial Debt	8	Purchase Price	17
Fundamental Guarantees	29	Purchase Price Accounts	22
General Cap	34	Purchase Price Accounts Date	12
German GAAP	10	Purchase Price Excess Amount	21
Group	15	Purchase Price Shortfall Amount	21
Group Companies	15	Purchaser	6
Group Company	15	Purchaser’s Bank Account	12
Guarantor	6	Purchaser’s Guarantor	6
Guarantors	6	Receipt Notification	26
HGB	10	Relevant Financial Debt	17
Holdback	18	Relevant Net Working Capital	17
Holdback Claim Notice	18	Relevant Net Working Capital Excess	17
Holdback Claims	18	Relevant Net Working Capital Shortfall	17

Relevant Taxes	12	Sellers’ Security	15
Remaining Holdback	18	Signing Date	12
Representative	12	Sold Shares	14
Resolution Period	22	Source Code	12
Restricted Cash	12	Subsidiary	15
Revised Purchase Price Accounts	22	Subsidiary Share	15
Scheduled Closing Date	25	Subsidiary Shares	12
Securities Act	20	Surviving Provisions	14
Seller	6	Tax	12
Seller 1	6	Tax Audit	15
Seller 1 Shares	14	Tax Authority	15
Seller 2	6	Tax Benefits	15
Seller 2 Share	14	Tax Indemnification Claim	27
Seller Related Party	12	Tax Proceeding	12
Sellers	6	Tax Return	13
Sellers’ Guarantee	29	Taxes	13
Sellers’ Guarantees	29	Threshold	35
Sellers’ Guarantor	6	Transaction	35
Sellers’ Guarantor 1	6	Transaction Expenses	13
Sellers’ Guarantor 2	6	US GAAP	13
Sellers’ Guarantors	6	US Holdco	12
Sellers’ Knowledge	30	VAT	34
Sellers’ Representative	43		7

THIS AGREEMENT is made on November 01, 2021

BETWEEN

(1)
F2 Beteiligungs GmbH & Co. KG, a limited partnership (Kommanditgesellschaft) organized under the laws of Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Hannover under registration number HRA 203872 and with business address at [***],

- the “Seller 1”-,

(2)
F3P GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Hannover under registration number HRB 212510 and with business address at [***],

- the “Seller 2”-

(the Seller 1 and the Seller 2, each a “Seller” and, collectively, the “Sellers”),

(3)	Ingo Fraedrich, born on [***]

- the “Sellers’ Guarantor 1” -,

(4)	Thomas Fraedrich, bon on [***]

- the “Sellers’ Guarantor 2” –

(the Sellers’ Guarantor 1 and the Sellers’ Guarantor 2, each a “Guarantor” or a “Sellers’ Guarantor” and, collectively, the “Guarantors” or the “Sellers’ Guarantors”),

(5)
Heska GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Stuttgart under registration number HRB 760321 and with business address at Dina-Weißmann-Allee 6, 68519 Viernheim, Germany,

- the “Purchaser”-

(6)	Heska Corporation, a Delaware corporation, 3760 Rocky Mountain Ave, Loveland, CO 80538

- the “Purchaser’s Guarantor” or “US Holdco” -

(the Sellers, the Guarantors, the Purchaser and the Purchaser’s Guarantor also, collectively, the “Parties”, and each of them a “Party”).

WHEREAS

(A)
The Sellers hold 100% of the share capital of Veterinärmedizinisches Dienstleistungszentrum (VetZ) GmbH Online-Dienstleistungen für Tierärzte, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Hannover, Germany, under registration number HRB 56491 and with business address at Sattlerstraße 40, 30916 Isernhagen, Germany (the “Company”).

(B)	The Guarantors wholly own directly or indirectly the Sellers.

(C)
The Purchaser is active in developing, selling and supporting veterinary practice management software and related services and solutions including veterinary diagnostic and veterinarian and pet-owner facing applications. The Purchaser’s Guarantor is the ultimate parent company of the Purchaser and the Purchaser’s Guarantor’s shares are listed on the Nasdaq Stock Exchange under HSKA (the “HSKA Shares”).

(D)
The Company and the Subsidiaries are engaged in the business of development, sale, distribution and support of software and hardware for veterinarians (including practice management software and support, hardware, products, software and services related to such software and systems, web applications and imaging systems) including related integrations with manufacturers, service providers, veterinarians, pet owners and other constituents within the animal health industry (the “Business”).

(E)
The Sellers wish to sell and transfer to the Purchaser and the Purchaser wishes to acquire all shares held by the Sellers in the Company  in accordance with, and subject to the terms and conditions of, this Agreement (the “Transaction”).

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.	CERTAIN DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, unless the context otherwise requires:

“Affiliate” shall mean (i) any affiliated company (verbundenes Unternehmen) within the meaning of section 15 et seqq. of the German Stock Corporation Act (AktG) (as analogously applied to non-German persons and regardless of qualification as entrepreneur (Unternehmereigenschaft)) from time to time, (ii), in relation to the Seller 1, the Sellers’ Guarantor 1 and the Sellers’ Guarantor 1’s relatives (Angehörige) within the meaning of section 15 of the German Tax Code (Abgabenordnung – AO) and (iii), in relation to the Seller 2, the Sellers’ Guarantor 2 and the Sellers’ Guarantor 2’s relatives (Angehörige) within the meaning of section 15 of the German Tax Code (Abgabenordnung – AO).

“Agreement” shall mean this Sale and Purchase Agreement (including its Exhibits).

“Applicable Law” shall mean any foreign or domestic statute, law, ordinance or regulation applicable to a specific person or situation.

“BGB” shall mean the German Civil Code (Bürgerliches Gesetzbuch, BGB).

“Business Day” shall mean any day (other than a Saturday or Sunday) on which banks are open for business in Frankfurt am Main, Germany.

“Cash” shall mean cash and cash equivalents, including bank balances and checks received, but not deposited (excluding outbound checks, drafts, wires and other outbound payments in transit), but excluding any Restricted Cash and any cash equivalent which is not convertible into cash within thirty (30) calendar days after the Closing Date.

“Company Products” means any products manufactured or distributed by the Group up to the Closing Date or designated for manufacture or distribution after the Closing Date.

“Company Software” means software, embedded software, firmware, operating system and other computer programs, including Source Code that is a, or used in or for any, Company Product or feasible of being a, or being used in or for any, Company Product including, for the avoidance of doubt, the current software products easyVet, easyImage, vetsXL and petsXL.

“Confidential Information” shall mean

(a)	information relating to the provisions of, and negotiations leading to, this Agreement;

(b)
(in relation to the obligations of the Purchaser) any information received or held by the Purchaser (or any of its representatives) relating to the Sellers and their Affiliates (other than the Group Companies); and

(c)
(in relation to the obligations of the Sellers) any information received or held by the Sellers (or any of their representatives) relating to the Purchaser and the Purchaser’s Affiliates or, following the Closing Date, any of the Group Companies or information received under Section 4.5 in connection with the Earn-out, and includes written information and information transferred or obtained orally, visually, electronically or by any other means and any information which the Party (or any of its Representatives) has determined from information it has received including any forecasts or projections.

“Copyrights” shall mean copyrights and copyrightable subject matter, including all published and unpublished works of authorship and rights therein, moral rights, rights in computer programs (including embedded software and firm ware), rights in designs, and semiconductor topography rights.

“Encumbrance(s)” shall mean any pledge, mortgage, lien, charge, option, right to acquire, right of pre-emption, right of first refusal, transfer or assignment by way of security, trust arrangement for the purpose of providing security or other security or third party right or encumbrance or any agreement to create any of the foregoing.

“Financial Debt” shall mean the sum of the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including prepayment penalties, premiums, breakage costs and costs for release of security or other Encumbrances, fees and other costs and expenses associated with repayment) arising under, any obligations consisting of

(a)
liabilities, borrowings and indebtedness in the nature of borrowing (including by way of acceptance credits, discounting or similar facilities, deposits, advances of any kind, loans, loan stocks, bonds, debentures, notes, checks, overdrafts or similar facilities) owed to any banking, financial, acceptance credit, lending or similar institution or other source of debt funding;

(b)
any obligations under employee incentive arrangements or arrangements with other third parties triggered by or in relation to the transactions contemplated in this Agreement, or any other transaction bonus, change in control bonus, retention, severance or (cash or non-cash) benefit becoming payable or due in connection with the transactions contemplated in this Agreement (including the employer portion of any payroll, social security, unemployment or similar Taxes) or any other Transaction Expenses;

(c)
liabilities (other than trade payables and other liabilities to the extent included in the calculation of the Net Working Capital) owed to any Seller or any Seller Related Party (other than the Group Companies), including any management, group, monitoring or similar fees or charges;

(d)	liabilities from bonds, profit-related, convertible, warrant-linked and other debt securities and profit participation certificates of any kind;

(e)	liabilities relating to bills of exchange;

(f)
(i) any obligation for a lease classified as a capital or finance lease or required to be categorized as a capital or finance lease in accordance with U.S. GAAP and consistent with U.S. GAAP (collectively, the “Capital Leases”) and (ii) any sale of receivables and any factoring;

(g)	mark-to-market loss provisions for interest rate and currency swaps, including any termination costs;

(h)	liabilities relating to accrued or non-accrued severance obligations or provisions for severance (other than amounts under (i) below);

(i)
any pension obligations and similar obligations (including in connection with early retirements (Altersteilzeit) or other early retirement arrangements), but excluding any payments made or to be made by the Group Companies for German employees to direct insurances (Direktversicherungen) in accordance with past practice (the “Direct Insurance Amounts”);

(j)
(i) any amount, which shall not be less than zero, for any income Tax liabilities (excluding any amounts for deferred Tax liabilities or deferred Tax assets and any amounts in respect of speculative or contingent liabilities for income Taxes) net of any prepaid income Taxes, but only to the extent that such payments have the effect of reducing (not below zero) the particular income Tax liability in respect of which such payments were made, and (ii) any Tax liability with respect to Transaction Expenses (irrespective of whether the Transaction Expenses have been paid or are payable prior to, on the Closing Date or thereafter);

(k)
any obligation for deferred purchase price with respect to the acquisition of any business, asset, or securities in the context of M&A transactions, whether contingent or otherwise, including all Tax-related payments and amounts owed under any earn‑out or similar performance payment, at the maximum value, whether contingent or not, or any seller notes or post-closing true-up obligations;

(l)	any liabilities for any drawn letters of credit, performance bonds, surety bonds and similar obligations;

(m)	contingent liabilities and off balance sheet contingencies or similar obligations or liabilities;

(n)	any dividend or released capital reserve of the Company, which is payable to a current or former shareholder of the Company to extent not paid; and

(o)	any amounts payable in respect of historical purchases of intangible fixed assets, including outstanding payables under the IFS Agreements.

in each case of (a) through (o) above excluding any amount or item to the extent included in the calculation of the Net Working Capital.

“German GAAP” shall mean the regulations of German generally accepted accounting principles (Grundsätze ordnungsmäßiger Buchführung) and the provisions of the HGB.

“HGB” shall mean the German Commercial Code (Handelsgesetzbuch).

“IFS Agreements” means the cooperation entered into between the Company and IFS dated December 30, 1998 and the termination agreement regarding such cooperation agreement dated March 31, 2017 (with effect from April 1, 2017).

“Intellectual Property Rights” or “IPR” shall mean

(a)	Patents, Marks, Copyrights, Know-how;

(b)
object codes, flow charts, manuals, product documentation, moral rights, publicity rights and other intellectual property rights of similar kind or nature of the aforementioned rights, whether tangible or intangible, that do not constitute Marks, Patents, Copyrights or Know-how; and

(c)	all rights or forms of protection subsisting now or in the future, having equivalent or similar effect to the rights referred to in paragraphs (a) to (b) above,

in each case: (i) anywhere in the world; (ii) whether unregistered or registered (including all applications, rights to apply and rights to claim priority); and (iii) including all extensions, re-examinations and renewals, and references in this Agreement to registered IPR include IPR for which an application for registration has been made.

“Know-how” shall mean mask works, know-how, inventions, discoveries, methods, processes, techniques, models and methodologies, formulae, algorithms, technical data (such as manufacturing or code documentation), specifications, research and development information, technology, data bases, source codes and other proprietary or confidential information, including customer lists, in each case that derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure, but excluding any Copyrights or Patents that cover or protect any of the foregoing.

“Law” or “Laws” shall mean any law, statute, rule, treaty, regulation, ordinance (Verwaltungsvorschrift), code, judgment, constitution, principle of common law or case law, edict, ruling, directive or similar regulation of general applicability of any relevant country or state, province, county, city, municipality, government, governmental authority, regulatory authority or other body entrusted with governmental responsibilities (including, for the avoidance of doubt, any legislative body).

“Marks” shall mean trademarks, service marks, corporate names, rights in logos, trade names, slogans, rights in each of get-up and trade dress, Internet domain names/ Uniform Resource Locators, and other indicia of source or origin and all goodwill associated therewith and symbolized thereby.

“Material Adverse Change” shall mean any event, occurrence, fact, condition or change that is individually or as a whole materially adverse to (y) the business, results of operations, condition (financial or otherwise) or assets of the Group Companies taken as a whole, or (z) the ability of the Sellers to consummate the transactions contemplated hereby; provided, however, that Material Adverse Change shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to

(i)	general economic or political conditions to the extent they do not have a disproportionate effect on the Group Companies relative to similarly situated peer companies and competitors,

(ii)
conditions generally affecting the industries in which the Group Companies operate to the extent they do not have a disproportionate effect on the Group Companies relative to similarly situated peer companies and competitors,

(iii)
any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates,

(iv)	acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof,

(v)	any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the Purchaser,

(vi)	any changes in Applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof,

(vii)
the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, non-distributor customers, suppliers, distributor customers or others having relationships with the Group Companies due to the transactions contemplated by this Agreement,

(viii)
any supply chain disruptions generally affecting the industries in which the Group Companies operate to the extent they do not have a disproportionate effect on the Group Companies relative to similarly situated peer companies and competitors, provided that disproportionate effects resulting from a disruption by the Purchaser’s Guarantor and its Affiliates as a supplier to the Group Companies shall not constitute a Material Adverse Change,

(ix)	natural or man-made disaster, pandemics, earthquakes, floods, hurricanes, tornadoes, natural disasters or other acts of God,

(x)	any failure by the Group Companies taken as a whole to meet any internal or published budgets, projections, forecasts or revenue or earnings predictions,

(xi)	the disclosure of the fact that the Purchaser is the prospective acquirer of the Group Companies.

“Material Guarantee Breach” shall mean any Breach of a Fundamental Guarantee or a Material Other Guarantee Breach.

“Material Other Guarantee Breach” shall mean any Breach of any Sellers’ Guarantee (other than a Fundamental Guarantee), which is reasonably expected to result in Losses in excess of EUR 1,000,000 (in words: Euro one million).

“Net Working Capital” shall mean the amount equal to (i) the book value of the inventory and trade receivables of the Group and all other tangible current assets of the Group (excluding Cash and any Restricted Cash) minus (ii) the book value of the advance payments received on orders, trade payables (except for those in respect of the outstanding payables under the IFS Agreements and other historical purchases of intangible fixed assets) and all other current liabilities of the Group (including deferred revenue of the Subsidiaries), the Direct Insurance Amounts and operating leases, but excluding deferred revenue (passiver Rechnungsabgrenzungsposten) of the Company, any Capital Leases and any deferred tax assets or deferred tax liabilities, in each case of this definition to be determined in accordance with German GAAP.

“Patents” shall mean patents, utility models (Gebrauchsmuster) or design rights (Geschmacksmuster), supplementary protection certificates, and rights in inventions.

“Pre-Accounts Date Tax Period” shall mean any period ending before or on the Purchase Price Accounts Date, whereby in case the relevant period starts prior to the Purchase Price Accounts Date and ends after the Purchase Price Accounts Date, the Tax shall be calculated as if the relevant period or financial year ended as of the Closing Date.

“Purchaser’s Bank Account” shall mean the following bank account of the Purchaser or any other bank account as may be notified by Purchaser to the Sellers in writing no later than five (5) Business Days prior to the due date of such payment:

Account holder:	[***]
Bank:	[***]
IBAN:	[***]
BIC:	[***]

“Purchase Price Accounts Date” shall mean January 01, 2022, 0.00 hrs CET.

“Relevant Taxes” shall mean any Taxes imposed on the Company relating to the Pre-Accounts Date Tax Period irrespective of whether assessed before or after the Purchase Price Accounts Date.

“Representative” shall mean any officers, directors, shareholders, employees, agents professional advisers (including, but not limited to, attorneys, accountants, tax, strategy and financial advisers), consultants and other representatives of a respective entity or person.

“Restricted Cash” shall mean any Cash to the extent it cannot, due to any restrictions (including under applicable Law, contract or otherwise), be fully distributed or repatriated (including by way of share capital reductions, share buy-backs or upstream loans in accordance with applicable Law) directly or indirectly (via a Group Company) to the Purchaser within two (2) months after the Closing Date, excluding, for the avoidance of doubt, any Taxes payable on distributions or repatriations.

“Seller Related Party” shall mean (i) in relation to the Seller 1 (a) the Sellers’ Guarantor 1 and the Affiliates of Seller 1 and the Sellers’ Guarantor 1, and (b) the Sellers’ Guarantor 1’s related parties (nahestehende Personen) within the meaning of section 138 German Insolvency Code (Insolvenzordnung, InsO) and their Affiliates, (ii) (a) in relation to the Seller 2 (i) the Sellers’ Guarantor 2 and the Affiliates of Seller 2 and the Sellers’ Guarantor 1, and (b) the Sellers’ Guarantor 2’s related parties (nahestehende Personen) within the meaning of section 138 German Insolvency Code and their Affiliates, and (iii) in relation to Seller 1 and Seller 2, Dr. Ingo Pfeil and his related parties (nahestehende Personen) within the meaning of section 138 German Insolvency Code and his and their Affiliates. For purposes of this definition Affiliate shall exclude all Group Companies and also include enterprises (Unternehmen) in which less than 50% of the shares are held.

“Signing Date” shall mean the date on which this Agreement has been notarized.

“Source Code” shall mean computer programming code (e.g., for software, embedded software, firmware and other computer programs) in human readable form, in the syntax of a customary programming language and convenient for reading and review by a trained individual including related documentation, compilation and linking information as well as header files together with any updates and upgrades thereto and new versions thereof.

“Tax” or “Taxes” shall mean (a) all taxes within the meaning of section 3 of the German General Tax Code (Abgabenordnung) and all other forms of taxes under the laws of any other relevant jurisdiction, in particular, but not limited to, all taxes, levies, duties, customs, imposts, charges and withholdings of any fiscal nature imposed by federal or local state laws, including any tax on income, profits and gains, excise, property, value added, sales, transfer, franchise and payroll or wage taxes together with all fines, penalties, charges and interest thereon within the meaning of section 3 para. 4 of the German General Tax Code or similar laws of any other relevant jurisdiction and relating to any of the foregoing or to any late or incorrect return of any of them but excluding, for the avoidance of doubt, any deferred Taxes, (b) social security contributions and similar contributions and payments to any social security system including any interest, fines, penalties, surcharge and additions thereon, and (c) repayment obligations in connection with subsidies, grants and state aid including any interest, fines penalties surcharge and additions thereon and (d) any secondary liabilities (Haftungsschulden) for items listed under (a) to (c).

“Tax Audit” shall mean any tax audit, inspection or similar investigation by any Tax Authority in relation to Pre-Accounts Date Tax Periods.

“Tax Authority” shall mean any taxing or other authority competent to impose any liability in respect of Tax or responsible for the administration and/or collection of Tax or enforcement of any law in relation to Tax.

“Tax Proceeding” shall mean any administrative or judicial proceeding or action relating directly or indirectly, fully or in part to Relevant Taxes (including but not limited to Tax assessments, Tax Audits, court proceedings or decisions, meetings with Tax Authorities, correspondence by letter, fax message, email or other means with any Tax Authority) in relation to Pre-Accounts Date Tax Periods.

“Tax Return” shall mean any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any governmental body or authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any law relating to any Tax in each case, filed or to be filed by a Group Company relating to the period prior to the Purchase Price Accounts Date.

“Transaction Expenses” means any fees, costs and expenses payable or subject to reimbursement by the Group Companies, whether accrued for or not, in each case in connection with the transactions contemplated by this Agreement and not paid prior to the Closing, including (a) any brokerage fees, commissions, finders’ fees, financial advisory fees, and, in each case, related costs and expenses, (b) any fees, costs and expenses of counsel, accountants or other advisors or service providers and (c) any travel expenses and costs for the data room.

“US GAAP” shall mean United States generally accepted accounting principles and practices.

“VAT” shall mean value added tax as imposed under the German Value Added Tax Act (Umsatzsteuergesetz) or similar laws of any other jurisdiction.

1.2	In this Agreement, unless the context otherwise requires:

(a)
unless specified otherwise (e.g., by reference to a certain act or law) references to Sections, Exhibits and Schedules are references to Sections of, Exhibits to and Schedules to this Agreement and references to this Agreement include the Exhibits and Schedules;

(b)	references to the singular shall include the plural and vice versa and references to one gender include any other gender;

(c)
references to a “person” includes any individual, partnership, body corporate, corporation sole or aggregate, state or agency of a state, and any unincorporated association or organization, in each case whether or not having separate legal personality;

(d)	references to “Euro” or “EUR” are references to the lawful currency from time to time of Germany;

(e)	references to times of the day are to Central European Time (CET) unless otherwise stated; and

(f)
general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the words “includes”, “including” and “in particular” shall be construed without limitation.

1.3	The headings and sub-headings in this Agreement are inserted for convenience only and shall not affect the construction and interpretation of this Agreement.

1.4	All Exhibits and Schedules to this Agreement shall form an integral part of this Agreement.

1.5	References to this Agreement include this Agreement as amended from time to time in accordance with its terms.

1.6
This Agreement is written in the English language (except that Exhibits may be in the German language). Terms to which a German translation has been added shall be interpreted within the meaning assigned to them by the German translation alone and not the English term.

2.	CURRENT STATUS

2.1	Company

(a)
Name, Legal Form, Registration. The Company is a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Hannover, Germany, under registration number HRB 56491 and with business address at Sattlerstraße 40, 30916 Isernhagen, Germany.

(b)
Share Capital; Shareholders. The registered share capital (Stammkapital) of the Company amounts to EUR 67,100 (in words: Euro sixty‑seven thousand one hundred). It is divided into four shares which are held by the Sellers as follows:

(i)
the Seller 1 holds two shares (current numbers 1 and 2) each with a nominal amount of EUR 17,000 and with an aggregate nominal amount of EUR 34,000 (the “Seller 1 Shares”), which is equivalent to a stake of approx. 50.68%;

(ii)
the Seller 2 holds two shares (current numbers 3 and 4) with a nominal amount of EUR 17,000 (in case of share number 3) and EUR 16,100 (in case of share number 4) (the “Seller 2 Share”), which is equivalent to a stake of approx. 49.32%.

(the Seller 1 Shares, the Seller 2 Share together and together with any additional shares in the Company existing at the Closing, the “Sold Shares”).

2.2	Subsidiaries

The Company directly holds all shares and interests (each a “Subsidiary Share” and together the “Subsidiary Shares”) in the following wholly‑owned subsidiaries:

(a)
VetZ B.V., a limited liability company (besloten vennootschaap) organized under the laws of The Netherlands, registered with the commercial register of The Netherlands under registration number KvK 24459470 and with business address at Weena 737, 3013 AM Rotterdam, The Netherlands;

(b)
VetZ Ltd., a limited liability company organized under the laws of England and Wales, registered with the Registrar of Companies for England and Wales under registration number 06658096 and with business address at 3365 Century Way, Thorpe Park, Leeds, England, LS15 8ZB;

(c)
VetZ USA, LLC, a limited liability company organized under the laws of Delaware, Unites State of America, registered with the Delaware companies register under file number 6520562 and with business address at c/o Capital Services, Inc., 108 Lakeland Eve., 19901 Dover, Delaware;

(each a “Subsidiary” and together with the Company,
the “Group” or the “Group Companies” and each a “Group Company” ).

The Company does not hold (directly or indirectly) any shares or interests in any person other the Subsidiaries.

2.3	Current Financing Status, Replacement of Financing Securities

The Group Companies have entered overdraft agreements with Sparkasse Hannover and Volksbank Hannover (as lenders). On the date hereof, no amounts are owed by the Group Companies to the lender under these agreements. In respect of these overdraft agreements, the guarantees and securities listed in Exhibit 2.3 (the “Sellers’ Security”) have been granted by the Sellers and the Seller Related Parties as indicated in Exhibit 2.3 to secure liabilities of the Group Companies. The Sellers’ Security shall be released with effect as of no later than forty-five (45) days after the Closing Date to the extent legally permissible and to the extent the relevant beneficiary consents to such release (except for the land charge listed in Exhibit 2.3 with respect to which, subject to this Section 2.3, the release of the land charge shall be agreed with the relevant bank no later than forty-five (45), but the release may take longer as it will require registration in the land register). The Sellers’ Security shall be replaced to the extent necessary by guarantees and securities of the Purchaser or its Affiliates (including the Group Companies), provided that there shall be no obligation of the Purchaser to provide a guarantee or security for obligations of persons or legal entities other than the Group Companies. To the extent no full release has occurred within forty-five (45) days after the Closing Date, the Purchaser shall procure (steht dafür ein) the due performance by the Company of all of the obligations to Sparkasse Hannover and Volksbank Hannover which are the subject of the Sellers’ Security, and to do nothing (whether by act or omission) which would prevent or hinder the due performance of such obligations or impair the ability of the Company to perform such obligations. The Purchaser shall indemnify and hold harmless (freistellen, schadlos halten) the Sellers and any Seller Related Party that provided Seller’s Security with regard to obligations of the Group Companies from any claims asserted under the respective Sellers’ Security against the respective security provider following the Closing Date as long as full release and discharge of the respective Sellers’ Security in accordance with the terms of this Agreement remains pending.

3.	SALE AND TRANSFER

3.1	Sale and Purchase of the Sold Shares

Subject to the terms of this Agreement, (i) the Seller 1 hereby sells the Seller 1 Shares, (ii) the Seller 2 hereby sells the Seller 2 Share, in each case free of any Encumbrances to the Purchaser, and the Purchaser hereby accepts such sales of and purchases the respective Sold Shares from each Seller.

3.2	Assignment of the Sold Shares and Rights under Dr. Ingo Pfeil Agreement

In each case subject to Section 3.3 below, (i) the Seller 1 hereby assigns (tritt ab) to the Purchaser the Seller 1 Shares, (ii) the Seller 2 hereby assigns (tritt ab) to the Purchaser the Seller 2 Share, and (iii) the Seller 2 hereby assigns all rights against Dr. Ingo Pfeil under or in connection with the sale and transfers of a share in the nominal amount of EUR 17,000 in the Company under the share purchase agreement between the Seller 2 and Dr. Ingo Pfeil dated October 22, 2021 (roll of deed 435 of 2021, notary [***], Hannover), as amended from time to time. The Purchaser hereby accepts such assignments from the respective Seller.

3.3	Condition Precedent

The assignment of the respective Sold Shares by the respective Seller and the assignment of rights against Dr. Ingo Pfeil pursuant to Section 3.2 is subject to the condition precedent (aufschiebende Bedingungen) that the Sellers have received the sum of the Preliminary Cash Purchase Price minus the Holdback in accordance with Section 7.2(a)(viii).

3.4	Profit Rights, No Encumbrances

The Sold Shares are sold and assigned by the respective Seller free of any Encumbrances and third party rights whatsoever but with all rights pertaining thereto, including the right to receive all profits for the current fiscal year not distributed prior to the Closing Date as well as all profits for prior fiscal years not distributed prior to the Closing Date.

3.5	Consents and Waivers

(a)
Waiving all requirements of form and timely notice as provided for by law, the Company’s articles of association and any other corporate document relating to the Company, the Sellers as shareholders of the Company hereby hold a shareholders’ meeting and resolve unanimously:

The shareholders’ meeting hereby unconditionally and irrevocably consents to the sale and transfer of the Sold Shares to the Purchaser, in each case pursuant to this Agreement and all actions and measures in connection therewith.

No further resolutions are passed and the shareholders’ meeting of the Company is hereby concluded.

(b)
Each Seller hereby unconditionally and irrevocably waives all options, pre-emptive rights (in particular, its pre-emptive right pursuant to section 7 para. 2 of the articles of association of the Company), rights of first refusal, right of first offer, matching rights, co-sale rights, approval rights and similar rights which such Seller may have with respect to the Sold Shares and the Purchaser hereby accepts each of such waivers.

(c)	The Sellers’ Guarantor 1 and the Sellers’ Guarantor 2 have obtained the consent of their respective spouses as attached as Exhibit 3.5(c).

(d)	The partners of Seller 1 have approved the Transaction in a partners’ meeting. A copy of the written partners’ resolution is attached as Exhibit 3.5(d).

4.	PURCHASE PRICE

4.1	Purchase Price

The purchase price for the Sold Shares (the “Purchase Price”) shall be determined as follows:

(a)	EUR 27,750,000 (in words: Euro twenty-seven million seven hundred fifty thousand);

(b)	minus, if any, the Financial Debt of the Group on a consolidated basis as of the Purchase Price Accounts Date (the “Relevant Financial Debt”);

(c)	plus, if any, the Cash of the Group on a consolidated basis as of the Purchase Price Accounts Date;

(d)
minus, if any, the amount (such amount the “Relevant Net Working Capital Shortfall”) by which the Net Working Capital of the Group on a consolidated basis as of the Purchase Price Accounts Date (the “Relevant Net Working Capital”) falls short of EUR 400,000 (in words: Euro four hundred thousand);

(e)	plus, if any, the amount (such amount the “Relevant Net Working Capital Excess” by which the Relevant Net Working Capital exceeds EUR 400,000 (in words: Euro four hundred thousand);

(f)	plus, the value of the Earn-out Shares to be transferred to Sellers, if any, subject to and in accordance with Section 4.5 (the “Earn-out”).

each of the items in lit. (b) through (e) as shown in the Purchase Price Accounts.

4.2	Preliminary Cash Purchase Price

On the Closing Date, the Purchaser (or an Affiliate acting on behalf of the Purchaser) shall pay with respect to the Purchase Price an aggregate amount of EUR 28,347,000.00 (in words: Euro twenty-eight million three hundred forty-seven thousand) (the “Preliminary Cash Purchase Price”) minus the Holdback and disregarding the Earn-Out to the Sellers as follows:

(i)	to the Seller 1 an amount of EUR 13,732,759.60 (in words: Euro thirteen million seven hundred thirty-two thousand seven hundred fifty-nine and sixty cents); and

(ii)	to the Seller 2 an amount of EUR 13,364,240.40 (in words: Euro thirteen million three hundred sixty-four thousand two hundred forty and forty cents).

Exhibit 4.2 contains a good faith estimate of the Sellers, which was used to calculate the Preliminary Cash Purchase Price. For the avoidance of doubt, the Purchase Price (other than the Earn-out) shall be calculated in accordance with Sections 4.1 and 5 and be based on the relevant actual amounts as of the Purchase Price Accounts Date. Further, the principles for the calculation of the Purchase Price (other than the Earn-out) set forth in Sections 4.1 and 5 shall apply irrespective of how the good faith estimate was made by the Sellers.

4.3	Payments on the Closing Date

The respective portion of the Preliminary Cash Purchase Price minus the respective portion of the Holdback (i.e., EUR 13,732,759.60 (in words: Euro thirteen million seven hundred thirty-two thousand seven hundred fifty-nine and sixty cents) for the Seller 1 and EUR 13,364,240.40 (in words: Euro thirteen million three hundred sixty-four thousand two hundred forty and forty cents) for the Seller 2) shall become due by the Purchaser to the respective Seller to the respective Individual Seller’s Bank Account on the Closing Date.

4.4	Holdback

(a)
The Purchaser shall be entitled to hold back a portion of the Purchase Price in the aggregate amount of EUR 1,250,000 (in words: Euro one million two hundred fifty thousand) (the “Holdback“) from the Preliminary Cash Purchase Price payable on the Closing Date. The Holdback shall serve as collateral for any claim of the Purchaser under or in connection with this Agreement, including, for the avoidance of doubt, any claim of the Purchaser for the payment of a Purchase Price Shortfall Amount (collectively, the “Holdback Claims”). The Holdback shall not be an escrow but a holdback only.

(b)
If and to the extent (i) the relevant Seller acknowledges a Holdback Claim by the Purchaser, (ii) the relevant Seller and the Purchaser have settled a Holdback Claim or (iii) a competent arbitral tribunal (Schiedsgericht) (in accordance with Section 18.11 below) determines by final, non-appealable decision that the (certain) Sellers are liable for the Holdback Claim by the Purchaser, the Purchaser shall be entitled to finally retain from the Holdback the amount of such Holdback Claim and such amount shall be deducted from the portion of the Purchase Price payable to the relevant Seller. If the Purchaser finally retains an amount of the Holdback in connection with any claim of the Purchaser for the payment of a Purchase Price Shortfall Amount (if any), the Sellers shall promptly restore the Holdback by payment of the respective amount to the Purchaser into the Purchaser’s Bank Account.

(c)
Subject to Section 4.4(d) below, within eighteen (18) months after the Closing Date (the “Holdback Period”), the Purchaser shall pay to each Seller a portion of the Holdback which corresponds to the relevant Seller’s Pro-Rata Participation in the Holdback minus the aggregate amount of all Holdback Claims against such Seller, which have been resolved in accordance with Section 4.4(b)(i), (ii) or (iii) above (such amount the “Remaining Holdback”).

Each Seller’s respective Pro-Rata Participation in the Remaining Holdback shall be paid into the respective Individual Seller’s Bank Account.

(d)
If the Purchaser has issued a notice (the “Holdback Claim Notice”) to a Seller within the Holdback Period which states in reasonable detail the nature and amount of a Holdback Claim and such Holdback Claim has not been resolved between the relevant Parties within the Holdback Period, the Purchaser shall not be obliged to pay (a portion of) the Remaining Holdback to the relevant Seller(s) to the extent the Purchaser reasonably expects such amount to be required for resolving the Holdback Claim or any other Holdback Claim (the “Holdback Retainer”). If the Parties cannot resolve the underlying Holdback Claim as stated in the Holdback Claim Notice within three (3) months following the Holdback Period, the Purchaser shall be obliged to pay the Holdback Retainer to the relevant Seller, unless (i) the Purchaser has initiated arbitration proceedings with respect to such Holdback Claim in accordance with Section 18.11 below or (ii) such Holdback Retainer is required to cover any other Holdback Claim. After initiation of arbitration proceedings, the payment of the Holdback Retainer shall be finally settled by (i) the arbitral tribunal (Schiedsgericht) or (ii) mutual agreement between the relevant Seller(s) and the Purchaser.

4.5	Earn-out

As part of the Purchase Price and subject to the terms and conditions of this Section 4.5 including the achievement of the Earn-out Milestones set forth herein, the Sellers shall be entitled to a maximum aggregate number of HSKA Shares that is equivalent to the quotient of (i) EUR 13,750,000 (in words: Euro thirteen million seven hundred fifty thousand) and (ii) the 30-trading-day weighted average trading price of HSKA Shares in the period preceding the Closing Date and the 30 Business Days average US Dollar/Euro exchange rate in the period preceding the Closing Date and published by the European Central Bank on the webpage https://www.ecb.europa.eu/stats/policy_and_exchange_rates/euro_reference_exchange_rates/html/index.en.html (the “Earn-out Shares”). (The number of Earn-out Shares to which Sellers are entitled to receive shall be adjusted by and to the extent of any subsequent split, reclassification or other adjustment of the HKSA Shares.) The Earn-out Shares, if any, shall be issued or transferred as follows and shall be apportioned to the Sellers based on their Pro-Rata Participation:

(a)
[***]% of the Earn-out Shares shall become due upon the development and commercialization of a globally deployable cloud‑native PIMS (Product Information Management Solution) of a quality that middle-level and above VetZ users will utilize (the “Cloud PIMS”) with at least [***] (in words: [***]) net active veterinary practices as customers of the Company who are paying the Company for the use of Cloud PIMS and are not on a trial subscription (or using other testing arrangements) only (which excludes cloud-based customers acquired following the Signing Date (irrespective of the legal form of the acquisition (assumption of contract, asset deal, share deal or otherwise)) but includes customers that are current on‑premise users of VetZ’s software products) (such users, the “Net Active Users”) based in any country (other than in the United States of America, Canada and Australia), it being understood that “commercialization” means any active sale effort in commerce to non-affiliated users;

(b)
[***]% of the Earn-out Shares shall become due upon the development and commercialization of a Cloud PIMS that is utilized by at least [***] Net Active Users based in the United States of America, Canada and Australia; and

(c)
[***]% of the Earn-out Shares shall become due when consolidated annual net revenue of the Group attributable to global practice management software and related software revenue (including revenue resulting from license fees and related software transaction fees for ‘petsXL’,‘easyVET’ and ‘vetsXL’) equals or exceeds EUR [***] (in words: Euro [***]) in any fiscal year (including a 12 months’ period) based on billings in the ordinary course of business, provided, that the consolidated annual net revenue of the Group and the Purchaser and its Affiliates (other than the Group Companies) generated with customers based in Germany, Austria and Switzerland and attributable to digital x-ray imaging (DXR) products of the Purchaser and its Affiliates (other than the Group Companies) shall be credited towards the EUR [***] (in words: Euro [***]) up to a maximum amount of EUR [***] (in words: Euro [***]) in the DXR product revenue in any fiscal year (including a 12 months’ period) based on billings in the ordinary course of business. All billings and revenue referred to in this paragraph (c) shall be determined in accordance with US GAAP as applied by US HoldCo for reporting purposes in a manner consistent with past practice. For the avoidance of doubt, all net revenue that is credited towards the targets in this paragraph shall not count more than once in that intercompany revenue will be eliminated and revenue will be recorded on a consolidated basis;

each of the milestones under lit. (a) through (c), an “Earn-out Milestone”.

In case of a rounding difference when applying the percentage stated under lit. (a), (b) and (c), the number of Earn-out Shares to be issued or transferred will be rounded up to the nearest whole number of Earn-out Shares. The Earn-out Milestones pursuant to lit. (a) through (c) above can be achieved in any chronological order. Each Earn-out Milestone can only be achieved once and not partially. The Sellers shall not be entitled to Earn-out Shares with respect to a certain Earn-out Milestone if such Earn-out Milestone is not achieved before the sixth (6th) anniversary of the Closing Date and the Sellers’ claim for such unearned portion of the Earn-out Shares shall then lapse and cease to exist.

The number of Earn-out Shares shall not be less than zero.

Within a period of 6 (six) years following the Closing Date, the Purchaser shall upon written request of the Sellers (acting jointly) (i) provide the Sellers one time per calendar year with a report setting forth the status of progress to achieve all Earn-out Milestones since the Closing Date (in case of the first report) as of the end of the preceding calendar quarter and (ii) one time per calendar year, the Purchaser shall invite the Seller’s Representative to and hold a conference call (to be scheduled by the Purchaser with reasonably sufficient lead time between the day on which the written request is received by the Purchaser and the day of the conference call) to respond orally to reasonable queries received from the Sellers in relation to the achievement of all Earn-out Milestones which queries shall be included in the written request for the relevant conference call.

Promptly after delivery of written confirmation by the Purchaser that any of the foregoing Earn-out Milestones have been achieved, the Purchaser shall cause US HoldCo to issue the applicable number of Earn-out Shares or transfer to the Seller such number of Earn-out Shares to the Sellers (which are existing at the date the Earn-out Milestone occurs) and in any event within ten (10) Business Days of the date such Earn-out Milestone has been achieved. Purchaser may offset any portion of the Earn-Out due against any amounts which may be due by a Seller or a Sellers’ Guarantor under this Agreement or any related agreement.

Any Earn-out Shares issued pursuant to this Section 4.5 shall be “restricted securities” under the United States Securities Laws and shall not have been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws, and shall bear an appropriate legend to the effect that such Earn-out Shares may be sold only pursuant to an effective registration statement under the Securities Act or under an exemption from such registration and in compliance with applicable United States federal and state securities laws.

The Company shall prepare, and, as soon as practicable but in no event later than forty-five (45) days after the Closing Date, file with the U.S. Securities and Exchange Commission (the “Commission”) a registration statement under the Securities Act on appropriate form covering the resale of the full amount of the Earn-out Shares. The Company shall use its commercially reasonable efforts to have the registration statement declared effective by the Commission as soon as practicable, but in no event later than the date, which shall be either: (i) in the event that the Commission does not review the registration statement, ninety (90) days after the Closing Date, or (ii) in the event that the Commission reviews the Registration Statement, one hundred and twenty (180) days after the Closing Date (but in any event, no later than four Business Days following the Commission indicating that it has no further comments on the registration statement).  Nothing contained herein shall limit or restrict any holder of restricted securities from selling any such shares under Rule 144 and nothing shall prohibit or restrict any Seller or affiliate (including any family member) from purchasing any securities of US Holdco on the open market including any derivatives thereof.

With regard to VAT, Section 4.8 shall apply mutatis mutandis to the Earn-out.

4.6	Allocation

The Purchase Price shall be allocated among the Sellers pro rata to the nominal amounts of the Sold Shares sold and assigned by the relevant Sellers under this Agreement. Such pro rata participation of the respective Seller in the Purchase Price in percent is herein referred to as such Seller’s “Pro-Rata Participation”. Upon final determination of the Purchase Price pursuant to Section 5 (other than the Earn-out), the portion of the Purchase Price to be received by a Seller according to such Pro-Rata Participation shall be referred to as such Seller’s “Absolute Participation”, which shall be increased by any portion received under the Earn-out.

4.7	Adjustments to the Purchase Price

The Sellers and the Purchaser are in agreement that any payment by a Seller to the Purchaser or by the Purchaser to a Seller under this Agreement (other than the payment of the Preliminary Cash Purchase Price and the payment of the Purchase Price Excess Amount or, as the case may be, Purchase Price Shortfall Amount), in particular any payments pursuant to Sections 9, 11 and 12, as well as any restitution in kind provided under this Agreement shall be treated by the Parties as adjustments to the Purchase Price, i.e., an increase or reduction of the Purchase Price and of the relevant Seller’s Absolute Participation, respectively. For the avoidance of doubt, the foregoing does not affect the content of the definition of the Purchase Price nor, consequently, the caps pursuant to Section 11.4(b).

4.8	VAT

It is the Parties’ understanding that all transactions contemplated under this Agreement are either not subject to VAT (umsatzsteuerbar) or exempt (befreit) from VAT. No Seller shall exercise any right to opt for VAT with respect to the sale and assignment of the Sold Shares under this Agreement. If contrary to the Parties’ understanding a Tax Authority takes the view that VAT becomes payable and no Seller has waived any VAT exemption, VAT shall be paid by the Purchaser in addition to the Purchase Price, i.e., the Purchase Price is exclusive of any VAT.  In such an instance, an invoice shall be provided to the Purchaser by Sellers.

5.	FINAL DETERMINATION AND PAYMENT OF THE PURCHASE PRICE

5.1	Final Determination of the Purchase Price

(a)
The Purchase Price (other than the Earn-Out) shall be considered finally determined once the Purchase Price Accounts have become final and binding upon the Sellers and the Purchaser pursuant to this Section 5.

(b)
If the Purchase Price (other than the Earn-Out) exceeds the Preliminary Cash Purchase Price (the “Purchase Price Excess Amount”), the Purchaser shall pay an amount equal to the respective Seller’s Pro-Rata Participation of the Purchase Price Excess Amount to the relevant Seller into the respective Individual Seller’s Bank Account.

(c)
If the Purchase Price (other than the Earn-Out) falls short of the Preliminary Cash Purchase Price (the “Purchase Price Shortfall Amount”), the respective Seller shall pay an amount equal to the relevant Seller’s Pro-Rata Participation of the Purchase Price Shortfall Amount to the Purchaser into the Purchaser’s Bank Account.

(d)
Any such amount to be paid by either the Purchaser or the Sellers under Sections 5.1(b) and (c), as the case may be, shall be paid within twenty (20) Business Days after the Purchase Price Accounts have become final and binding upon the Sellers and the Purchaser.

5.2	Preparation of the Purchase Price Accounts

Within one hundred twenty (120) Business Days after the Closing Date the Purchaser shall prepare and submit to the Sellers a consolidated balance sheet of the Group as of the Purchase Price Accounts including the Relevant Financial Debt, the Relevant Cash, the Relevant Net Working Capital, the Relevant Net Working Capital Shortfall, if any, and the Relevant Net Working Capital Excess, if any, as well the Purchase Price (other than the Earn-Out) (the “Purchase Price Accounts”).

5.3	Accounting Principles for the Purchase Price Accounts

The Purchase Price Accounts shall be prepared and items stated in it calculated using the following accounting principles, policies and procedures in the following order of priority (collectively, the “Accounting Principles”):

(a)	deferred revenue (passiver Rechnungsabgrenzungsposten) of the Company shall not be reflected; and

(b)
to the extent an item is not covered by the accounting principles, policies and procedures referred to in sub-paragraphs (a), in a manner consistent with past practice, in particular the accounting principles, policies and procedures in the sense of section 252 para. 1 no. 6 German Commercial Code (HGB) used to prepare the financial statements of the relevant Group Company in the previous two (2) financial years;

to the extent not inconsistent with sub-paragraphs (a) and (b) above, relevant local GAAP (including German GAAP with respect to the Company) in the form in issue and applicable to the relevant Group Company as at the Purchase Price Accounts Date, provided, however, that relevant local GAAP shall prevail over sub-paragraph (b) to the extent the past practice is not consistent with relevant local GAAP.

5.4	Objections of the Sellers

Any objections of the Sellers (acting jointly) against the Purchase Price Accounts must be stated within fifteen (15) Business Days as of receipt of the Purchase Price Accounts by providing the Purchaser with (i) a written statement of all objections, specifying in reasonable detail the grounds for the objections (the “Notice of Objection”) together with (ii) a revised version of the Purchase Price Accounts (the “Revised Purchase Price Accounts”) taking into account such objections. If and to the extent the Sellers do not object during such period in accordance with the preceding sentence, the Purchase Price Accounts shall with the expiration of such period be (in the absence of fraud or manifest error) final and binding upon the Sellers and the Purchaser, save where a line item should be changed as a direct consequence of the agreement or determination on an objected line item. The Purchaser shall procure that, upon reasonable request by the Sellers, the Company will grant to the Sellers and the Sellers’ professional advisers access to their premises, directors and officers and employees within normal business hours and upon reasonable notice in advance and to make available to them all relevant documentation and other data reasonably requested by the Sellers as required to review the Purchase Price Accounts.

5.5	Costs

The Purchaser shall bear the costs for the preparation and the Sellers shall bear on a basis to their Pro-Rata Participation the costs for the review of the Purchase Price Accounts.

5.6	Dispute Resolution

(a)
If the Sellers (acting jointly) have objected in accordance with Section 5.4, the Purchaser and the Sellers (acting jointly) shall use reasonable efforts to resolve such objections within twenty (20) Business Days following the receipt by the Purchaser of the Notice of Objection together with the Revised Purchase Price Accounts (or within any other period of time mutually agreed upon between the Sellers and the Purchaser) (such period, the “Resolution Period”). If and to the extent the Sellers’ objections are resolved within the Resolution Period, then the Purchase Price Accounts as revised to incorporate such changes as agreed between the Purchaser and the Sellers shall be final and binding upon the Sellers and the Purchaser.

(b)
If and to the extent the Sellers and the Purchaser cannot resolve the Sellers’ objections within the Resolution Period, the Sellers (acting jointly) and the Purchaser shall be entitled to refer the remaining differences to a neutral auditing firm which is jointly appointed by the Sellers (acting jointly) and the Purchaser (the “Neutral Expert”). If the Sellers and the Purchaser are unable to agree on the Neutral Expert within ten (10) Business Days after a Party made a proposal with respect to the Neutral Expert which was not accepted by the other Party/ies, or a Neutral Expert does not accept the appointment as Neutral Expert within ten (10) Business Days after the joint appointment, (i) the Sellers (acting jointly) and the Purchaser shall mutually agree on the appointment of a new Neutral Expert, or (ii) the Neutral Expert shall at the request of the Sellers (acting jointly) or the Purchaser be appointed by the Institute of Chartered Accountants in Germany (Institut der Wirtschaftsprüfer in Deutschland e.V.), Düsseldorf, Germany, after consideration of the proposals and comments by the Sellers and the Purchaser. The Neutral Expert shall be an internationally recognized firm of accountants in order to ensure sufficient experience in the resolution of an M&A dispute.

(c)
The Sellers (acting jointly) and the Purchaser shall jointly instruct the Neutral Expert to decide the issues in dispute in accordance with Section 4 and this Section 5 (including the Accounting Principles). The Neutral Expert, acting as an expert and not as an arbitrator, shall limit its decisions to the issues in dispute stated in the Notice of Objection to the extent not been resolved pursuant to Section 5.6(a) above, and shall, on the basis of such decisions and the undisputed or agreed portions of the Purchase Price Accounts and staying within the range of the positions of the Sellers and the Purchaser with respect to the relevant disputed items, finally and bindingly determine the Purchase Price Accounts (absent manifest errors or fraud). The Neutral Expert shall not be authorized to decide on the interpretation of this Agreement and its role shall be limited to reviewing the accuracy of calculations and determining if the Accounting Principles have been correctly applied.

(d)
The Neutral Expert shall give the Sellers and the Purchaser adequate opportunity to present their views in writing and at a hearing to be held in Frankfurt am Main, Germany (or any other place as jointly agreed in writing by the Sellers and the Purchaser, in the presence of the Sellers and the Purchaser and their respective advisers. The Sellers and the Purchaser shall make available to the Neutral Expert the Purchase Price Accounts, the Notice of Objection together with the Revised Purchase Price Accounts and all other documentation and data reasonably required by the Neutral Expert to make the relevant decisions and determination.

(e)
The Sellers (acting jointly) and the Purchaser shall instruct the Neutral Expert to deliver its written opinion to them including detailed statements as to the Purchase Price Accounts no later than two (2) months after the remaining differences have been referred to it. The Purchase Price Accounts as determined by the Neutral Expert shall be final and binding upon the Sellers and the Purchaser and shall not be subject to any further appeal.

(f)
The costs and expenses of the Neutral Expert shall be borne by the Sellers on the one hand and the Purchaser on the other hand in proportion to their respective success and defeat in accordance with sections 91 et seqq. German Code of Civil Procedure (Zivilprozessordnung, ZPO) and shall be allocated among the Sellers based on the Pro-Rata Participation.

6.	RULES FOR PAYMENTS

6.1	Modes of Payment

Any payments under this Agreement shall be made in Euros by irrevocable wire transfer of immediately available funds, free of costs, bank and other charges (other than those levied by the recipient’s bank). Any such payment shall be deemed duly and timely made only upon the irrevocable and unconditional crediting of the amount payable to the relevant bank account on, and on a value date no later than, the relevant due date. Any amounts payable under or in connection with this Agreement are to be made free and clear of withholding Taxes, if any.

6.2	Individual Seller’s Bank Account

All payments owed by the Purchaser to a Seller under or in connection with this Agreement shall be paid to the bank account of the respective Seller set forth in Exhibit 6.2 or any other bank account as may be notified by the respective Seller to the Purchaser in writing no later than five (5) Business Days prior to the due date of such payment (the respective bank account for the relevant Seller, the “Individual Seller’s Bank Account”).

6.3	Purchaser’s Account

All payments owed by a Seller to the Purchaser under or in connection with this Agreement shall be paid to the Purchaser’s Bank Account or any other bank account as may be notified by the Purchaser to the relevant Seller(s) in writing no later than five (5) Business Days prior to the due date of such payment.

6.4	Payments by Third Parties

The Parties agree that all payments to be made under this Agreement may also be effected by an Affiliate of the relevant Party.

6.5	Interest

If interest is to be calculated under this Agreement, it shall be calculated on the basis of actual days elapsed and a calendar year with 360 days.

6.6	Default Interest

Any failure by a Party to make in full any payment owed under this Agreement when due shall result in such Party’s immediate default (Verzug) without any reminder by the other Party being required. Any such cash amount which is owed but has not been made in full when due under this Agreement shall bear interest from and including the respective due date to, but not including, the date of receipt. The applicable interest rate shall be 6 (six) percent per annum. The foregoing shall not affect the respective Party’s right to claim additional damages.

7.	CLOSING DATE; CLOSING; CLOSING ACTIONS

7.1	Time and Place of the Closing

The Closing Actions (as defined below) shall be taken at a meeting, which starts at 9:00 a.m. CET on the Scheduled Closing Date. The obligation of the Purchaser to carry out the Closing shall be subject to the non-occurrence of the Negative Closing Conditions.

“Closing”) means the consummation of the Closing Actions in accordance with this Agreement.

“Closing Date” mean shall mean 00.01 CET on the day on which the Closing actually occurs.

“Scheduled Closing Date” shall mean (i) January 3, 2022, or (ii) such other day the Parties may mutually agree on to be the Scheduled Closing Date.

The Closing shall take place at the offices of Gibson, Dunn & Crutcher LLP, TaunusTurm, Taunustor 1, 60310 Frankfurt am Main, Germany, or at any other place mutually agreed upon by the Sellers and the Purchaser.

7.2	Closing

(a)
Closing Actions. On the Scheduled Closing Date, the Sellers and the Purchaser (as the case may be) shall take, or cause to be taken, the following actions in the order set forth below, which shall be deemed to have been taken simultaneously (Zug um Zug) (collectively, the “Closing Actions” and each a “Closing Action”), provided that a Party that owes the performance of a Closing Action may elect to perform such Closing Action prior to the Scheduled Closing Date (which election shall not affect the maturity of any other Closing Action) and provided further that the Purchaser’s obligation to take relevant Closing Actions pursuant to the below provisions is subject to the non-occurrence or waiver of the Negative Closing Conditions:

(i)
The Sellers shall deliver to the Purchaser an original of a written confirmation of the Sellers (duly executed by the legal representatives of the Sellers) confirming that (y) no Negative Closing Condition has occurred and (ii) no Material Guarantee Breach and no Material Adverse Change has occurred.

(ii)	The Sellers shall deliver originals of the duly executed MD Agreements (as defined below), each effective as of the Closing Date.

(iii)	The Sellers shall deliver an original of the duly executed Lease Amendment Agreement (as defined below).

(iv)	The Sellers shall deliver an original of the duly executed IP Transfer and License Agreement.

(v)	The Sellers and the Purchaser shall deliver an original of the duly executed NDA Termination Agreement.

(vi)
The Sellers shall deliver to the Purchaser copies of the original documents providing for terminations no later than as of the Purchase Price Accounts Date of (A) the pension commitment dated June 8, 2005 between the Company and PAX Unterstützungskasse for the benefit of Sellers’ Guarantor 2, (B) the pension commitment dated June 8, 2005 between the Company and PAX Unterstützungskasse for the benefit of Sellers’ Guarantor 1, (C) the employment agreement dated May 31, 2002 and the (oral) company car agreement between the Company and Bettina Fraedrich, (D) the employment agreement dated May 31, 2002 and the (oral) company car agreement between the Company and Ulrike Fraedrich, (E) the current account agreement dated April 27, 2009, between the Company and Fraedrich & Fraedrich Besitz GmbH and (F) any other agreement between a Company Group and a Seller Related Party unless specifically provided otherwise in this agreement (including in Section 8.7). Further, the Sellers shall deliver to the Purchaser a written statement of the Company dated as of the Closing Date confirming that as of the Closing Date (i) no amounts are owed by Fraedrich & Fraedrich Besitz GmbH to any Group Company, and (ii) there are no actual or contingent liabilities of the Group Companies under or in connection with the other agreements referred to in this clause (vi).

(vii)
The Sellers shall deliver to the Purchaser a certified copy of the duly executed amendment agreement to the purchase agreement between Dr. Ingo Pfeil and Seller 2 dated October 22, 2021 (notarial deed no. 435/2021 of notary [***] officiating in Hannover, Germany) to the effect that the transfer of the share of Dr. Ingo Pfeil in the Company to Seller 2 occurred and is not subject to the consummation of this Agreement.

(viii)	The Purchaser (or an Affiliate acting on behalf of the Purchaser) shall pay the Preliminary Cash Purchase Price minus the Holdback in accordance with Sections 4.2 and 4.3.

(ix)
Upon receipt of the Preliminary Cash Purchase Price minus the Holdback by the Sellers, the Sellers shall deliver to the Purchaser an original of a written power of attorney substantially in the form as attached in Exhibit 7.2(a)(ix) granting the Purchaser the right to exercise the Sellers’ rights as shareholders of the Company after Closing with respect to the Sold Shares.

(b)
Waiver of Closing Actions. Each Seller may unilaterally waive the payment of the respective portion of the Preliminary Cash Purchase Price to such Seller as Closing Action in Section 7.2(a)(viii) above by delivery of written notice to the Purchaser. The Purchaser may unilaterally waive any of the Closing Actions in Sections 7.2(a)(i) through 7.2(a)(iv) and Sections 7.2(a)(vi), 7.2(a)(vi) and 7.2(a)(ix) by delivery of written notice to the Sellers. All other Closing Actions may only be jointly waived in writing by the Sellers and the Purchaser. The effect of a waiver shall be limited to eliminating the need that the respective Closing Action is taken on the Scheduled Closing Date and shall not limit or prejudice any claim any Party may have with respect to any circumstances relating to such Closing Action not being taken pursuant to this Agreement.

(c)
Closing Protocol. Immediately after all Closing Actions have been taken, or have been duly waived, the Sellers and the Purchaser shall confirm in a written closing protocol, to be jointly executed (in counterparts suffices) (the “Closing Protocol”) that (i) all Closing Actions as set out in Section 7.2(a) have been taken, or duly waived, in accordance with this Agreement, and (ii) the Sold Shares have been transferred to the Purchaser and that Closing has occurred. The legal effect of the Closing Protocol shall be to serve as evidence that all Closing Actions have been satisfied or validly waived and that Closing has therefore occurred. However, the execution of the Closing Protocol shall not limit or prejudice the rights of the Parties arising under this Agreement or under Applicable Law.

(d)
Confirmation of Payments. Each Seller hereby agrees and undertakes to provide the Purchaser in text form (email suffices) with a confirmation of receipt of the respective payments of such Seller’s Pro-Rata Participation in the Preliminary Cash Purchase Price minus the Holdback (the “Receipt Notification”) on the Closing Date. Each Seller hereby agrees to make itself available on the Closing Date to provide the respective Receipt Notification and to coordinate the necessary steps with its bank to provide the respective Receipt Notification once the Preliminary Cash Purchase Price minus the Holdback has been paid. This shall also be confirmed in the Closing Protocol.

(e)
Filing of New Shareholder’s List. The Parties hereby instruct the acting notary public to file an updated shareholders’ list (Gesellschafterliste) of the Company reflecting the change in the shareholder structure with the commercial register of the Company according to section 40 para. 2 German Code on Limited Liability Companies (Gesetz betreffend die Gesellschaften mit beschränkter Haftung - GmbHG) immediately after receipt of a copy of the executed Closing Protocol or upon receipt of any other evidence by the Purchaser of the payment of the respective portion of the Preliminary Cash Purchase Price minus the Holdback to the relevant Seller.

7.3	Termination Right

(a)
Termination Right. In the event that, at any time prior to the Closing, (i) the Closing has not occurred by March 1, 2022, or (ii) if any of the Closing Actions has neither been taken in accordance with Section 7.2(a) nor waived in accordance with Section 7.2(b) within one month after the Scheduled Closing Date, each of the Sellers (acting jointly) and the Purchaser is entitled to terminate this Agreement (Kündigung) with immediate effect without prior notice, provided that no Party shall be entitled to terminate this Agreement unilaterally whose failure to comply with any covenant or obligation caused the non-occurrence of the Closing or the non-occurrence of a Closing Action.

(b)	Termination Notice. The termination right pursuant to Section 7.3(a) can only be exercised by sending a written notice of termination to the respective other Party/Parties.

(c)
No further Obligations. In the event of a termination pursuant to this Section 7.3, (i) no Party shall have any continuing obligations towards any other Party under this Agreement, other than obligations under this Section 7.3 and Sections 16, 17 and 18 below which shall survive such termination and remain in full force and effect (the “Surviving Provisions”), and (ii) no Party shall have any obligation or incur any liability towards the other Parties except that (x) any liabilities of any Party for breaches of this Agreement which occurred prior to the termination shall survive and remain in existence and (y) any liabilities under or in connection with the Surviving Provisions shall remain unaffected.

7.4	Negative Closing Conditions

The Purchaser shall not be obliged to carry out the Closing if at least one of the following events has occurred until the Closing Date (inclusive) (the “Negative Closing Conditions”):

(a)	A Material Adverse Change has occurred.

(b)
A person or government entity has commenced or threatened to commence any litigation, proceeding or investigation, or enacted or proposed any legislation or order, to challenge, prohibit, or otherwise interfere with the proposed Transaction.

(c)	A Material Guarantee Breach or a Material Other Guarantee Breach has occurred (taking into account any curing prior to the Closing Date).

As soon as a Seller learns of circumstances which could constitute a Negative Closing Condition, it must without undue delay inform the Purchaser hereof in writing, and with respect to a Material Guarantee Breach, providing reasonable details in relation to such Material Guarantee Breach.

The Purchaser may unilaterally waive any of the Negative Closing Conditions in Sections 7.4(a) through 7.4(c) by delivery of written notice to the Sellers. The effect of a waiver shall be limited to eliminating the right of the Purchaser not to carry out its Closing Actions and shall not limit or prejudice any claim any Party may have with respect to any circumstances relating to such Negative Closing Condition having occurred pursuant to this Agreement.

8.	SELLERS’ COVENANTS

8.1	Conduct of Business Between Signing and Closing

From the date hereof until the Closing Date (the “Interim Period”), the Sellers shall procure that the Group Companies carry on the Business in the ordinary course of business consistent with past practice, except where the Purchaser consented to the respective action or measure in writing (email being sufficient). Further, during the Interim Period, the Sellers shall not, and shall cause the Company and the Subsidiaries not to, take any of the actions listed in Sections 16.1 through 16.21 of Exhibit 9.1 without the Purchaser’s prior consent, which consent shall not be unreasonably withheld or delayed.

8.2	Permitted Measures

With respect to Section 8.1, the Purchaser hereby consents to any of the actions, measures and transactions (i) set forth in Exhibit 8.2, or (ii) to be taken or performed as explicitly contemplated by this Agreement (including without limitation in preparation of the satisfaction of the Closing Actions).

8.3	No Leakage on the Closing Date

The Sellers shall procure (dafür einstehen) that in the period between January 1, 2022 00:00 hrs. CET and the actual occurrence of the Closing no leakage (keine Wertabflüsse) in whatever form from the Company to, or for the benefit of, any Seller or any Seller Related Party occurs and that no commitment is entered into in this period which results in any such leakage after the Closing.

8.4	IP Transfer and License Agreement

The Sellers’ Guarantor 1 and the Sellers’ Guarantor 2 hereby undertake to enter into an IP Transfer and License Agreement with the Company relating to the transfer of certain IPR and an exclusive, perpetual, worldwide, assignable and unlimited license with the right to grant sublicenses to use easyVET and other IPR substantially in the form attached hereto as Exhibit 8.4 (the “IP Transfer and License Agreement”).

8.5	MD Service Agreements

On or prior to the Closing Date, the Sellers’ Guarantor 1 and the Sellers’ Guarantor 2, respectively, shall enter into managing director service agreements with the Company, which are substantially in the form of Exhibit 8.5 (the “MD Service Agreements”), and the Sellers shall execute the MD Agreements on behalf of the Company.

8.6	Lease Amendment Agreement

The Sellers and the Sellers’ Guarantors shall procure (dafür einstehen) that on or prior to the Closing Date the Company enters into the lease amendment agreement with Fraedrich & Fraedrich Besitz GmbH regarding the Company’s corporate headquarters, which is substantially in the form as attached hereto in Exhibit 8.6 (the “Lease Amendment Agreement”).

8.7	Termination of Agreements with the Sellers and Seller Related Parties

The Sellers shall terminate and the Sellers and the Sellers’ Guarantors shall procure that the Seller Related Parties terminate all agreements they have with the Group Companies (including the agreement listed in Schedule 4.1 to Exhibit 9.1 but excluding (i) the MD Service Agreements, (ii) the Lease Amendment Agreement and (iii) the IP Transfer and License Agreement) with immediate effect and no costs and remaining liabilities for the Group Companies as per the Closing Date. The Sellers and the Sellers’ Guarantors hereby waive all claims they or any of them may have against the Group Companies under the agreements to be terminated in accordance with the preceding sentence.

8.8	Transfer of Assets and Rights, Waiver of Claims by Sellers and Seller Related Parties

Upon written request of the Purchaser, each Seller shall transfer, and shall procure (dafür einstehen) that its Seller Related Parties transfer, all assets and rights it and its Seller Related Parties own, hold or have licensed from third parties and are used by the Group Companies (other than the real estate which is let under the lease agreement as amended by the Lease Amendment Agreement and the IPR which will be transferred under the IP Transfer and License Agreement) and hereby waive all claims it and its Seller Related Parties have against the Group Companies (other than claims under their existing managing director service agreements which have been disclosed to the Purchaser prior to the date of this Agreement). This has been reflected in the calculation of the Purchase Price and no additional compensation shall be payable for such transfer.

8.9	NDA Termination

Heska Corporation and the Company have entered into a mutual confidentiality agreement dated October 11/12, 2021 (the “NDA”). The Sellers shall procure that the Company, and the Purchaser shall procure that Heska Corporation, signs an agreement on the termination of the NDA with effect as of the Closing Date in substantially the form attached as Exhibit 8.9 (the “NDA Termination Agreement”).

8.10	Dr. Ingo Pfeil Agreement

The Seller 2 shall procure the amendment of the purchase agreement between Dr. Ingo Pfeil and the Seller 2 dated October 22, 2021 (notarial deed no. 435/2021 of notary [***] officiating in Hannover, Germany) to the effect that the transfer of the share of Dr. Ingo Pfeil in the Company to Seller 2 occurred and is not subject to the consummation of this Agreement. A draft of the amendment agreement shall be made available to the Purchaser for review and comments prior to execution. The Seller 2 shall not waive any rights under such agreement dated October 22, 2021, as amended from time to time, and shall not amend it without the Purchaser’s prior written consent.

9.	SELLERS’ GUARANTEES

9.1	Sellers’ Guarantees

Each Seller hereby represents to the Purchaser in the form of an independent promise of guarantee within the meaning of section 311 para. 1 of the German Civil Code (BGB) irrespective of fault (selbstständiges, verschuldensunabhängiges Garantieversprechen im Sinne des § 311 Abs. 1 BGB) that the statements in Exhibit 9.1 (collectively the “Sellers’ Guarantees” and each a “Sellers’ Guarantee”) are true and correct and complete as at the reference date specifically set forth therein, if any, and otherwise as at the Signing Date, provided that the Sellers’ Guarantees given in Sections 1, 2, 3, 4, 5, 6, 14 and 15 of Exhibit 9.1 (collectively, the “Fundamental Guarantees”) shall be true and correct, complete and not misleading as at the Signing Date and the Closing Date, and further provided that each Seller makes the Sellers’ Guarantees with respect to the Sold Shares only with respect to those of the Sold Shares which are being sold by such Seller under this Agreement.

The Sellers and the Purchaser agree and explicitly confirm that no Sellers’ Guarantee shall constitute a quality agreement (Beschaffenheitsvereinbarung) within the meaning of section 434 para. 1 of the German Civil Code (BGB) nor shall they be construed as a guarantee (Garantie für die Beschaffenheit der Sache) within the meaning of sections 443 and 444 of the German Civil Code (BGB).

9.2	Sellers’ Knowledge

If and to the extent any of the Sellers’ Guarantees is made subject to “Sellers’ Knowledge”, the Sellers shall be deemed to have had such knowledge, if, as of the date hereof, any Seller or any Sellers’ Guarantor (i) had actual knowledge (positive Kenntnis) or (ii) should have had knowledge (kennen musste) of any fact, matter or circumstance, which shall include as deemed knowledge any knowledge they would have had, had any of them asked any knowledgeable persons who need to be asked to ensure the correctness of the Sellers’ Guarantees.

10.	PURCHASER’S GUARANTEES

10.1
The Purchaser and the Purchaser’s Guarantor hereby represent separately, i.e. only with respect to itself, to the Sellers in the form of an independent promise of guarantee within the meaning of section 311 para. 1 of the German Civil Code (BGB) irrespective of fault (selbstständiges, verschuldensunabhängiges Garantieversprechen im Sinne des § 311 Abs. 1 BGB) that the representations in Section 10.1(a) through Section 10.1(f) below are true and correct and complete as at the Signing Date and as at the Closing Date (except for those statements specifically made only as at the Signing Date or only as at the Closing Date).

Status of the Purchaser and the Guarantor

(a)
Corporate Status. The Purchaser is a limited liability company (Gesellschaft mit beschränkter Haftung), duly incorporated and validly existing under the laws of Germany. The Purchaser’s Guarantor is duly incorporated and validly existing under the Laws of Delaware.

(b)
Authority. The Purchaser and the Purchaser’s Guarantor have the corporate power and authority to enter into this Agreement and all ancillary agreements hereto and to perform its obligations hereunder and thereunder and to consummate the Transaction.

(c)
Due Authorization. (i) All required approvals of any corporate bodies of the Purchaser and the Purchaser’s Guarantor for the execution of this Agreement and the consummation of the transactions contemplated hereunder are given, and (ii) such execution and consummation does not violate any provisions of the articles of association, certificate of incorporation, bylaws or equivalent constitutional document of the Purchaser.

(d)
No Insolvency. As of the Signing Date and the Closing Date, (i) no bankruptcy or insolvency or equivalent proceedings concerning the Purchaser or the Purchaser’s Guarantor have been applied for and (ii) no circumstances exist which would trigger the obligation to apply for any bankruptcy, insolvency or equivalent proceedings in any jurisdiction under applicable Law. Neither the Purchaser nor the Purchaser’s Guarantor has stopped or suspended payment of its debts, becomes unable to pay its debts or otherwise becomes insolvent, illiquid or over-indebted (überschuldet). No assets of the Purchaser or the Purchaser’s Guarantor have been seized by or on behalf of any third party nor are any foreclosure, forfeiture, execution or enforcement proceedings pending or threatened in writing with respect to the Purchaser or its respective assets.

(e)
Binding Agreement. This Agreement and all other agreements executed or to be executed in connection therewith have been or will be duly executed on behalf of the Purchaser and the Purchaser’s Guarantor and constitute binding obligations of the Purchaser and the Purchaser’s Guarantor, enforceable against them in accordance with the respective terms and conditions.

(f)
Funds. As of the Closing Date, the Purchaser will have sufficient immediately available funds and/or binding financing commitments to pay the Preliminary Cash Purchase Price minus the Holdback if, when and to the extent due on the Closing Date.

10.2	Miscellaneous

(a)
Prior to the date hereof, the Purchaser has had access to information about the Group Companies provided by the Sellers, completed an in-depth due diligence review including a Q&A process and made its own evaluation of the adequacy and accuracy of projections, forecasts, estimates, statements of intents and statements of opinion (including the reasonableness of the assumptions underlying the same) of the Group Companies.

(b)
Subject to the Sellers’ Guarantees, the covenants and indemnities expressly included in this Agreement, the Purchaser confirms that in deciding on the acquisition of the Sold Shares it has not relied on any budget, forecast, estimate or other projection or any express or implied representations or warranties  made or provided by or on behalf of the Sellers. The Purchaser explicitly acknowledges that the Sellers – neither directly nor through any person acting on its behalf – have made no and make no representations, warranties or guarantees and have assumed no and assume no disclosure, information or similar obligations in connection with this Agreement and the transactions contemplated hereby, except as expressly set forth in this Agreement.

10.3	Remedies

In the event that the Purchaser or the Purchaser’s Guarantor is in breach of any guarantee pursuant to this Section 10, Section 11.1 shall apply mutatis mutandis. All claims of the Sellers under this Section 10 shall lapse upon occurrence of the Closing.

11.	REMEDIES FOR A BREACH OF A SELLERS’ GUARANTEE

11.1	Breach; Indemnification; Losses

(a)
Consequences of a Breach. Subject to the provisions of this Section 11, if and to the extent any Sellers’ Guarantee is not true and correct or not complete (a “Breach”), the Sellers shall put the Purchaser or, at the election of the Purchaser, the Group Companies (or, at the election of the Purchaser, with respect to the Sellers’ Guarantee pursuant to Section 3.4 of Exhibit 9.1, US HoldCo), into the same position it or they would be in, if the Breach had not occurred (Naturalrestitution). If and to the extent restitution in kind has not been effected by the Sellers within a period of two (2) month after a written request for such remediation has been made by the Purchaser, the Purchaser shall be entitled to request from the Sellers compensation in cash (Schadensersatz in Geld) for any Losses (as defined below) incurred by the Purchaser and the Purchaser’s Affiliates (including the Group Companies).

(b)
Definition of Losses. “Losses” shall mean all damages (within the meaning of sections 249 et seqq. of the German Civil Code (BGB)) incurred, (i) including any lost profit (entgangener Gewinn) incurred on the level of any Group Company but (ii) excluding (x) any actual reduction in value (Minderung) of any Group Company, (y) any consequential damages (Folgeschäden), which are not foreseeable (other than lost profit pursuant to lit. (i)), and (z) any lost profit (entgangener Gewinn) incurred on the level of the Purchaser.

(c)
Computation of Losses. The present value of any benefits received by the Purchaser or a Group Company in connection with or as result of the Breach (including, without limitation, Tax Benefits and savings, and increases in the value of any asset owned by a Group Company (Abzug neu für Alt)) shall be deducted for the purpose of computing the Losses (Vorteilsausgleich).

(d)
Exclusions of Sellers’ Liability. The Sellers shall not be liable for a Breach (except for any Breach of a Fundamental Guarantee), if and only to the extent that (i.e., the Sellers are still (partially) liable for a Breach and the Purchaser may still bring a claim to the extent a Breach is only partially affected by an exclusion pursuant to (i) to (iii) below):

(i)
either the Purchaser or, after Closing, a Group Company have caused or participated in causing (verursacht oder mitverursacht) or have aggravated such Breach or any Losses resulting therefrom or failed to mitigate Losses pursuant to section 254 of the German Civil Code (BGB);

(ii)
the matter underlying the Breach has been specifically taken into account in the Purchase Price Accounts as a write-off (Abschreibung), value adjustment (Wertberichtigung), liability (Verbindlichkeit) or provision (Rückstellung), provided in each case that it has reduced the Purchase Price; or

(iii)	the Losses are recovered from a third party (other than the Company or any of its Affiliates) or under an insurance policy.

(e)
Knowledge of the Purchaser. Other than in case of a Breach relating to a Fundamental Guarantee, the Sellers shall not be liable for a Breach if and to the extent the facts and circumstances underlying the Breach were actually known (positive Kenntnis) by the Purchaser, provided that the Purchaser shall be deemed to have actual knowledge of the fact and circumstances which were Fairly Disclosed in the Data Room Documents. “Fairly Disclosed” means that the relevant facts, matters and circumstances on which the Breach is based were apparent from the Data Room Documents and disclosed in a sufficiently detailed manner on the face of such disclosure so that a reasonable purchaser understands in general the nature, scope and financial impact of the fact and circumstances disclosed and the fact that it breaches a specified Sellers’ Guarantee without needing to consider or request any other information or documents not disclosed in the Data Room Documents which also implies that the relevant facts, matters or circumstances made available in the Data Room were located in an area of the Data Room where the respective facts, matters or circumstances would be reasonably expected to be disclosed by the Seller and identified by the Purchaser. “Data Room Documents” means the documents disclosed in the virtual data room set up for Project Bingo (the “Data Room”). To the extent Data Room Documents are blackened they are not Fairly Disclosed.

An electronic copy (“Data Device”) of the Data Room Documents shall be deposited on the date hereof with the acting notary, the Sellers and the Purchaser for purposes of providing evidence of the documents disclosed in the Data Room. The notary shall store the Data Device in safe keeping until the earlier of (i) the expiry of six (6) months after the date on which all Parties to the SPA have confirmed to the notary in writing that the statute of limitation periods in the SPA have expired and (ii) the expiry of ten years following the Closing Date (the “Deposit Period”). During the Deposit Period, each of the Parties shall after the Closing Date, upon reasonable advance notice and during normal business hours, be entitled to inspect the Data Device and review and/or make copies of, in both cases with their own technical equipment, the data contained on such Data Device in the notary’s presence (or the presence of a person authorised by the notary), provided that the notary has promptly notified all other Parties if such a request for inspection is made by a Party and given all other Parties with reasonable advance notice the possibility to be present during such inspection if they so wish. The notary is instructed to physically hand out the Data Device to any person upon the respective joint written request of all Parties. Upon expiry of the Deposit Period, the notary shall physically hand over the Data Device to the Company.

(f)	Exclusions. Section 442 para. 1 of the German Civil Code (BGB) as well as section 377 HGB and the principles contained therein shall not apply to this Agreement.

11.2	Breach Notice

If the Purchaser obtains actual knowledge that a Breach has occurred, the Purchaser shall, as soon as reasonably practicable, give the Sellers written notice thereof (the “Breach Notice”). Knowledge of the Group Companies shall not be attributed to the Purchaser (keine Wissenszurechnung). The Breach Notice shall state in reasonable detail the nature of the alleged Breach and, to the extent feasible, the amount of Losses resulting therefrom. For the avoidance of doubt, in the event of a failure of the Purchaser to comply, in respect of relevant circumstances, with its notification obligations pursuant to the first sentence of this Section 11.2 the respective claims of the Purchaser shall not be precluded or forfeited (verwirkt), except to the extent that any increase of the damage is attributable to the Purchaser’s failure to give timely a Breach Notice in accordance with this Section 11.2.

11.3	Third Party Claims

If a claim of a third party is asserted against the Purchaser or the Company after Closing which may lead to a liability of the Sellers for a Breach, the following shall apply:

(a)
Conduct. The Purchaser shall, and shall direct the Company to, (i) made available to the Sellers a PDF copy of the third party claim and (ii) give the Sellers (acting jointly) the opportunity to comment on, and discuss with the Purchaser, any measures the Purchaser or the Company proposes to take or omit in connection with such claim. If the Sellers (acting jointly) have acknowledged in writing that the Purchaser has a claim against the Sellers in principle (dem Grunde nach), the Sellers (acting jointly) shall have, at their own costs, the right to defend the claim by all appropriate proceedings and shall have the sole power to direct and control such defense, in particular, without limitation, the Sellers may (x) participate in and direct all negotiations and correspondence with the third party, (y) appoint and instruct counsel acting, if necessary, in the name of the Purchaser or the Company, and (z) require that the claim be litigated or settled in accordance with the Sellers’ instructions (acting jointly). The Sellers (acting jointly) shall conduct such proceedings in good faith with due regard to the concerns and interests of the Purchaser and the Company.

(b)
Cooperation. The Purchaser and the Company shall cooperate with the Sellers in the defense of any third party claim to the extent reasonable and practicable, provide the Sellers (acting jointly) and its representatives reasonable access to all relevant business records and documents and permit the Sellers (acting jointly) and its representatives, to the extent reasonable and practicable, to consult with the directors, employees and representatives of the Purchaser and the Company at usual business hours. All costs and expenses incurred by the Sellers in defending such claim shall be borne by the Sellers.

(c)
Failure to Comply. For the avoidance of doubt, in the event of a failure of the Purchaser to comply with its obligations pursuant to this Section 11.3 the respective claims of the Purchaser shall not be precluded or forfeited (verwirkt), except to the extent that any increase of the damage is attributable to the Purchaser’s failure to fully comply with this Section 11.3.

11.4	Limitations of Sellers’ Liability

(a)
De Minimis Amount; Deductible Amount. The Sellers shall be liable for Losses resulting from an individual Breach (other than for Breaches of Fundamental Guarantees) only if such Losses exceed an amount of EUR 25,000 (the “De Minimis Amount”)  and until the aggregate amount of individual Breaches exceeds an aggregate amount of EUR 300,000 (Freigrenze) (“Threshold”). In case the sum of the individual claims exceeding the De Minimis Amount exceeds the Threshold, the Purchaser may not only claim the amount exceeding the Threshold, but the entire amount of the damage incurred. A series of claims for a Breach related to substantially the same or equal underlying circumstances (vergleichbarer Lebenssachverhalt) shall be treated as a single Breach for purposes of this Section 11.4.

(b)	Caps.

(i)
General Cap. The Sellers’ aggregate liability for Breaches of the Sellers’ Guarantees (other than for Breaches of the Fundamental Guarantees) shall be limited to an aggregate maximum amount equal to fifteen percent (15%) of the Purchase Price actually received by the Sellers (the “General Cap”) and each Seller’s individual liability for Breaches of the Sellers’ Guarantees (other than for Breaches of the Fundamental Guarantees) shall be limited to its Pro-Rata Participation in the General Cap.

(ii)
Overall Cap. The Sellers’ aggregate liability for Breaches of Fundamental Guarantees as well as all other claims under this Agreement shall in any event be limited to an aggregate maximum amount of 100% of the Purchase Price actually received by the Sellers.

(iii)
Pro-Rata Liability. If one or more Sellers are liable for a breach of a Sellers’ Guarantee, each Seller shall be liable as several debtor (Teilschuldner) in accordance with its Pro-Rata Participation, provided that in case of a breach of a Fundamental Guarantee and if such breach relates only to a Seller separately, i.e., a breach is only with respect to its own sphere and only with respect to those of the Sold Shares which are being sold by such Seller under this Agreement, the respective Seller shall be fully liable and not only in proportion to its Pro-Rata Participation subject to Sections 11.4(b)(i) and 11.4(b)(ii) above.

(c)
Limitation Periods. Claims of the Purchaser for a Breach shall become time-barred (verjähren) 24 months following the Closing Date, except that (i) claims of the Purchaser which result from Breaches of the Fundamental Guarantees and/or specific performance claims (Erfüllungsansprüche) to transfer title to the Sold Shares shall become time-barred (verjähren) five (5) years following the Closing Date, (ii) claims arising as a result of intentional breaches (Vorsatz) within the meaning of section 202 para. 1 of the German Civil Code (BGB) shall become time-barred upon expiry of the statutory time limitation period, and (iii) claims under Section 14 in Exhibit 9.1 (the Sellers’ Guarantees relating to Tax) and Section 12 below shall become time-barred pursuant to Section 12.6 below.

(d)	Tax Indemnification. This Section 11.4 shall not apply to Sellers’ tax indemnification obligations in Section 12 below.

11.5	No Additional Rights or Remedies

(a)
Sole Remedy. The remedies which the Purchaser may have against the Sellers for a Breach of a Sellers’ Guarantee shall be solely governed by this Agreement and shall be the exclusive remedies for a Breach available to the Purchaser. The Purchaser acknowledges that the Sellers make no other representation except as expressly set forth in this Agreement.

(b)
Exclusions. To the extent permitted by law, (i) claims for withdrawal (Rücktritt) from this Agreement (unless provided for in this Agreement), (ii) claims for breach of pre-contractual obligations (culpa in contrahendo) including but not limited to claims arising under sections 241 (2), 311 (2) and (3) of the German Civil Code (BGB), (iii) claims of the Purchaser based on frustration of contract pursuant to section 313 of the German Civil Code (BGB) (Störung der Geschäftsgrundlage), and (v) all remedies of the Purchaser for defects of the purchase object under sections 437 through 441 of the German Civil Code (BGB) are hereby expressly excluded.

11.6	Non-Application

None of the limitations in this Section 11 shall limit the liability of any Seller for fraud (arglistige Täuschung) or willful misconduct (Vorsatz).

12.	TAX INDEMNITY

12.1	Tax Indemnification

The Sellers shall pay, at the Purchaser’s discretion, either (i) to the Company or (ii) to the Purchaser the amount of any Relevant Taxes (the “Tax Indemnification Claim”). However, the Sellers shall not be obliged to pay Relevant Taxes

(a)	if and to the extent that the Relevant Taxes have been paid to the competent Tax Authority prior to the Purchase Price Accounts Date;

(b)
if and to the extent that the Relevant Taxes are the result of (i) any change in the accounting and taxation principles or practices of the Company initiated or introduced by the Purchaser or at the request of the Purchaser after the Closing Date with regard to Pre-Accounts Date Tax Periods, or (ii) any transaction, action or omission (including the change in the exercise of any Tax election right, the approval or implementation of any reorganization measure or the sale of any asset) taken by Purchaser or the Company after the Closing Date with regard to Pre-Accounts Date Tax Periods, unless such change, transaction, action or measure is required in order to comply with Applicable Law or is approved by the Sellers;

(c)
if and to the extent the Purchaser and/or the Group Companies are entitled to any cash-effective benefits by refund (Erstattung), set-off (Aufrechnung) or the reduction (Minderung) of Taxes (e.g., benefits resulting from the lengthening of a depreciation period (Abschreibungszeitraum), the non-recognition of liabilities (Verbindlichkeiten) or provisions (Rückstellungen)) (the “Tax Benefits”) as the result of a Tax Indemnification Claim against the Sellers under this Section 12. The Tax Benefits shall reduce the Tax Indemnification Claim in which context the amount of such Tax Benefits shall be calculated by applying a discount rate of 4% per annum, applying a Tax rate applicable by law in the relevant taxable period and the expected time period in which such Tax Benefits can be realized but for a maximum of three (3) years after the Closing Date and under the assumption that the Purchaser or the Company, as applicable, is in a Tax paying position.

(d)
if the Purchaser fails to comply with a covenant, obligation or any other kind of commitment set forth in this Section 12 but only if and to the extent that such failure (i) results in the exclusion of the Sellers from any remedies against the respective Tax and (ii) has caused or increased the Relevant Taxes;

(e)
if and to the extent the Purchaser or the Group Companies (after the Closing Date due to circumstance initiated and caused after the Closing Date) have participated in causing (mitverursacht) such Purchaser’s claim within the meaning of section 254 para. 1 of the German Civil Code and has failed to mitigate damages pursuant to section 254 para. 2 of the German Civil Code; and

(f)
if and to the extent that the Relevant Taxes have been specifically reflected in the Purchase Price Accounts as a Tax liability (Verbindlichkeit) or as a Tax accrual (Rückstellung), provided in each case that it has reduced the Purchase Price.

12.2	Payment

Any payment on the Tax Indemnification Claim shall be due within ten (10) Business Days after the Sellers have been notified in writing by the Purchaser about the payment obligation and the corresponding payment date and the circumstances giving rise to the payment obligation pursuant and in accordance with this Agreement.

12.3	Cooperation on Tax Matters

(a)
Upon reasonable request of the Sellers, (i) the Purchaser shall (and shall procure that the Company does) fully cooperate with the Sellers, and their advisors in connection with any material Tax matter relating to the Pre-Accounts Date Tax Period, and (ii) the Purchaser shall (and shall procure that the Group Companies) keep and make available to the Sellers all books, records and information relating (wholly or partly) to or which may be relevant for the Pre-Accounts Date Tax Period.

(b)
After Closing the Sellers shall provide to Purchaser or, at the Purchaser’s free discretion, to the Group Companies all documents and other information available at the level of any Seller as reasonably requested by Purchaser for the purpose of filing any Tax Returns, of dealing with any queries of the Tax Authorities and/or of challenging and taking all measures deemed necessary or appropriate by the Purchaser against any action taken by any Tax Authority or in connection with any Tax Proceeding for any periods through the Purchase Price Accounts Date.

(c)
The Purchaser shall without undue delay notify the Sellers of any announcement and commencement of any material Tax Proceeding to the extent this may trigger an indemnity obligation of the Sellers pursuant to this Section 12. The notification shall be made in writing (email sufficient) and promptly after the Purchaser became aware of such event. On timely prior written reasonable request of the Sellers, the Purchaser shall procure that the Sellers obtain any document or information (including any books and records) which may be relevant for the Sellers in this respect, it being understood that copies of original documents shall be sufficient.

12.4	Tax returns

The Purchaser shall prepare and file, or cause the Group Companies to prepare and file, at the Seller’s expense all Tax Returns. The Purchaser shall ensure that (i) any Tax Returns are filed when due and in accordance with past practice and Applicable Laws, (ii) any Tax Returns (other than Tax Returns which have to be filed on a monthly or quarterly basis) are forwarded at least ten (10) Business Days prior to filing to the Sellers for review and comments and (iii) any Tax Returns are not filed without the prior written consent of the Sellers, which shall not to be unreasonably withheld, delayed or conditioned.

12.5	No Joint and Several Indemnity

The Sellers shall not be jointly and severally liable (keine Gesamtschuldner) for any Tax Indemnification Claim but each Seller shall be a several debtor (Teilschuldner) and shall indemnify the Purchaser in accordance with its respective Pro-Rata Participation.

12.6	Time Limitations

Any claims of the Purchaser under this Section 12 and under Section 14 in Exhibit 9.1 (the Sellers’ Guarantees relating to Tax) shall become time-barred upon expiry of six (6) months after Relevant Taxes were finally and bindingly assessed and can no longer be amended by Tax Authorities and fiscal courts.

12.7	Treatment of Tax Payments

Any payment made under this Section 12 shall be deemed to be and treated as an adjustment of the Purchase Price.

13.	SPECIFIC INDEMNITY

13.1
The Sellers shall indemnify and hold harmless the Purchaser and, at the request of the Purchaser, the Croup Companies from and against all damages, losses, liabilities, costs and expenses (including reasonable legal and advisory fees, litigation costs and expenses and Taxes), which may be suffered or incurred by and claims against the Purchaser or any of its Affiliates (including the Group) (irrespective who the claimant is, the legal basis of a claim (including under sale and purchase agreements) and the nature of the liability) in connection with any and all former subsidiaries or other Affiliates of the Company (whether controlled or not), irrespective whether such subsidiary or other Affiliate has been sold, liquidated or otherwise disposed (including in Poland (including VetZ Sp. z o.o)) or other subsidiaries of the Company which are not operative any more as of the Closing Date (including costs for winding up/liquidation). In addition, the Sellers shall indemnify the Purchaser and, at the request of the Purchaser, the Group Companies as set forth in Exhibit 13.1(b).

13.2	Section 11 shall not apply to the indemnities set forth in this Section 13 (including Exhibit 13.1(b)).

13.3
Claims of the Purchaser under this Section 13 (including Exhibit 13.1(b)) shall become time barred (verjährt) ten (10) years after the Closing Date. In case a claim of the Purchaser under this this Section 13 relates to a claim of a third party (including a governmental authority) against a Group Company which is pending in litigation or arbitration such time limitation period of ten (10) years shall be automatically extended until a final and binding (rechtskräftiges) court ruling or arbitral award with respect to the relevant matter has been issued (or a definitive settlement agreement has been signed by the relevant Group Company and such settlement agreement became effective) plus a period of six (6) months thereafter.

14.	COOPERATION

14.1	Further Assurance

The Parties agree to execute, or cause to be executed all agreements and documents and to take, or cause to be taken, all other actions necessary under Applicable Laws and regulations to consummate the transactions contemplated by this Agreement.

14.2	No Interferences

The Parties shall not, and shall cause their Affiliates not to, enter into any transaction, which may prevent, delay or interfere with the consummation of the transactions contemplated by this Agreement.

14.3	Information

The Sellers shall provide as soon as reasonably practicable such information regarding the Business and affairs of the Group Companies as the Purchaser or the Purchaser’s Affiliates may reasonably require (including any information required to satisfy any know-your-customer checks) or provide any other assistance and cooperation reasonably requested.

15.	NON-COMPETE, NON-SOLICITATION

15.1	Non-Compete

Each of the Sellers and the Guarantors undertakes not to, and shall procure that none of its Affiliates will, for a period of five (5) years from the Closing Date, however only for a period legally permissible, engage or be concerned in or otherwise support (as an employee, shareholder, consultant, board member or otherwise) any activity which competes with or results in competition with the Business of any Group Company. In particular, each of the Sellers and the Guarantors shall not establish or acquire, or acquire shares in, any business or business entity which would, directly or indirectly, compete with the Business of any Group Company (these obligations collectively the “Non-Compete-Covenant”). The regional scope of the Non-Compete-Covenant shall be equivalent to the regional scope of the Business; for the avoidance of doubt, it extends to such territories which any Group Company was planning to enter at the Closing Date, and for which investments to prepare such market entry were made prior to the Closing Date. It is understood, however, that each of the Sellers or any of its Affiliates (including the Guarantors) shall be entitled to acquire shares through an index or investment fund of up to one (1) percent of the voting stock in any company conducting a competing business and listed on a stock exchange.

Should the five (5) year time period of the Non-Compete-Covenant eventually be regarded as invalid as a matter of law, the period of the Non-Compete-Covenant shall be reduced to such maximum period which has to be considered legally valid beyond doubt, beginning on the Closing Date. If any provision of the Non-Compete-Covenant is or becomes invalid or if it should prove to be incomplete, the remaining provisions shall not be affected thereby. The invalid provision shall be deemed replaced by or the incomplete provision shall be deemed completed by a legally valid provision which comes as close as possible to the economic purpose pursued by the Parties and which the Parties would have agreed upon had they been aware of the invalidity or incompleteness of the provision concerned. The same shall apply if the Non-Compete-Covenant does not contain a provision, which it needs to contain in order to give full effect to the economic purpose expressed herein.

15.2	Non-Solicit

Each of the Sellers and the Guarantors undertake not to, and shall procure (dafür einstehen) that its Seller Related Parties will not, for a period of five (5) years from the Closing solicit or entice away (abwerben), a director, officer or employee of a Group Company.

15.3	Seller Related Party

If any Seller Related Party is engaged in any conduct referred to in Sections 15.1 and/or 15.2, it shall be assumed that the relevant Seller is engaged in such conduct indirectly. The limitations of the non-compete covenant pursuant to pursuant to Section 15.1 shall apply mutatis mutandis to this Section 15.3.

16.	CONFIDENTIALITY

16.1	Confidentiality

(a)
For a period of ten (10) years following the Signing Date, each of the Sellers, the Guarantors and the Purchaser shall (and shall ensure that each of their respective Representatives shall) not disclose Confidential Information to any person except as permitted by this Agreement.

(b)	Subject to Section 16.1(d) below, Section 16.1(a) shall not prevent disclosure by a Party or any of its Representatives to the extent it can demonstrate that:

(i)	disclosure is required by law or by any stock exchange or any

(ii)
governmental entity having applicable jurisdiction (provided that, except in connection with disclosure to a Tax Authority and to the extent legally permissible and practicable, the disclosing Party shall first inform the other Parties of its intention to disclose such information and take into account the reasonable comments of the other Parties and shall limit any disclosure to the minimum required);

(iii)
disclosure is of Confidential Information (i) which was lawfully in the possession of the receiving Party or any of its Representatives without any obligation of secrecy before its being received or held, (ii) which was independently discovered or developed by the receiving Party without the aid, application, or use of the other Party’s Confidential Information or (iii) which was subsequently disclosed to the receiving Party or any of its Representatives without obligations of confidentiality by a third party without obligations of confidentiality with respect thereto (in either case of lit. (i) through (iii) as evidenced by competent written proof), provided however, that in no event shall the Sellers disclose any Confidential Information of the Target Companies or on the Target Companies business;

(iv)	disclosure is of Confidential Information which has previously become publicly available other than through the disclosing Party’s action or failure to act (or that of its Representatives); or

(v)
disclosure is required for the purpose of the performance by the disclosing Party of its obligations or the exercise of its rights under this Agreement, including in connection with any arbitral or judicial proceedings arising out of this Agreement, provided that, prior to such disclosure, each recipient is bound by appropriate confidentiality undertakings.

(c)
The Purchaser shall be permitted to disclose Confidential Information to its Affiliates and its and its’ Affiliates current and future financing sources and its and their advisers on a need-to-know basis and subject to appropriate confidentiality undertakings.

(d)
Each of the Sellers, the Guarantors and the Purchaser undertakes that it (and its Representatives) shall only disclose Confidential Information as permitted by this Section 16 if it is reasonably required.

16.2	Press Releases

No press release or other public announcement concerning the transactions contemplated by this Agreement shall be made by either Party unless the form and text of such announcement shall first have been approved by the Sellers (in case of a disclosure by the Purchaser) or the Purchaser (in case of a disclosure by a Seller) except that, if a Party is required by Law or by applicable stock exchange regulations or by SEC to make an announcement, it may do so after first consulting with the other Parties. If any Party is required by Law or by applicable stock exchange regulations or by the SEC to a disclosure of the contents of this Agreement and/or to make an announcement, it shall to the extent legally permitted limit any disclosure or announcement to the minimum required by statute or the authorities and cooperate with the respective other Parties (upon request) with respect to all reasonable steps to resist or avoid such disclosure or announcement. The Parties shall make a joint press release regarding the transaction contemplated by this Agreement, the content of which shall be agreed between the Parties in due course and in good faith.

17.	LIABILITY OF THE GUARANTORS AND THE PURCHASER’S GUARANTOR

17.1	The Sellers’ Guarantors’ Guarantees

(a)
The Sellers’ Guarantor 1 with respect to the Seller 1 and the Sellers’ Guarantor 2 with respect to the Seller 2, hereby unconditionally and irrevocably guarantees (Garantie; not Bürgschaft) to the Purchaser the due and punctual performance of all obligations (including without limitation any payment obligations) of the respective Seller under this Agreement and the agreements entered into by the respective Seller in connection with this Agreement. Each Guarantor hereby waives any rights which it may have to require the Purchaser to proceed first against or claim payment from the Seller 1 and the Seller 2, respectively, such that as between the Purchaser on the one hand and the Sellers’ Guarantor 1 with respect to the Seller 1 and the Sellers’ Guarantor 2 with respect to the Seller 2, respectively, on the other hand, the latter shall be liable as principal debtor as if it had entered into the undertaking to perform such obligations (including without limitation any payment obligations) under this Agreement and the agreements entered into by Purchaser in connection therewith itself. The obligations under this Section 17.1 shall be several (Teilschuldner) and not joint and several (keine Gesamtschuld).

(b)
Each Sellers’ Guarantor hereby represents separately, i.e. only with respect to himself, to the Purchaser in the form of an independent promise of guarantee within the meaning of section 311 para. 1 of the German Civil Code (BGB) irrespective of fault (selbstständiges, verschuldensunabhängiges Garantieversprechen im Sinne des § 311 Abs. 1 BGB) that the representations in this paragraph (b) (i) – (iv) are true and correct and complete and not misleading as at the Signing Date and as at the Closing Date.

(i)
Authority. The Sellers’ Guarantors have the authority to enter into this Agreement and all ancillary agreements hereto and to perform its obligations hereunder and thereunder and to consummate the Transaction.

(ii)	Due Authorization. The Sellers’ Guarantors have obtained all required approvals and consents for the execution of this Agreement and the consummation of the transactions contemplated hereunder.

(iii)
No Insolvency. No bankruptcy or insolvency or equivalent proceedings concerning the Sellers’ Guarantors have been applied for and (ii) no circumstances exist which would trigger the obligation to apply for any bankruptcy, insolvency or equivalent proceedings in any jurisdiction under applicable Law. Neither Sellers’ Guarantor has stopped or suspended payment of its debts, becomes unable to pay its debts or otherwise becomes insolvent, illiquid or over-indebted (überschuldet). No assets of the Sellers’ Guarantors have been seized by or on behalf of any third party nor are any foreclosure, forfeiture, execution or enforcement proceedings pending or threatened in writing with respect to the Sellers’ Guarantors or its respective assets.

(iv)
Binding Agreement. This Agreement and all other agreements executed or to be executed in connection therewith have been or will be duly executed on behalf of the Sellers’ Guarantors and constitute binding obligations of the Sellers’ Guarantors, enforceable against them in accordance with the respective terms and conditions.

17.2	The Purchaser’s Guarantor’s Guarantee

The Purchaser’s Guarantor hereby unconditionally and irrevocably guarantees (Garantie; not Bürgschaft) to the Sellers the proper satisfaction of the payment of the Purchase Price (including the Earn-Out and the Holdback) subject to and in accordance with this Agreement. The Purchaser’s Guarantor hereby waives any rights which it may have to require the Sellers to proceed first against or claim payment from the Purchaser, such that as between the Sellers on the one hand and the Purchaser’s Guarantor on the other hand, the latter shall be liable as principal debtor as if it had entered into the undertaking to perform such payment obligations under this Agreement itself. A payment of (any portion of) the Purchase Price made by the Purchaser’s Guarantor shall have debt discharging effect for the Purchaser towards the Sellers.

18.	MISCELLANEOUS

18.1	Notices

(a)
The Sellers and the Guarantors hereby grant Seller 1 an irrevocable power of attorney (Empfangsvollmacht) to accept any Notice (as defined below) directed to the Sellers or any of the Sellers under and in connection with the Agreement.

(b)
Any notice, declaration, request or other communication in connection with this Agreement (the “Notice”) shall be made in writing (submission of a fax or email with attached pdf-file shall be sufficient) in the English language, and shall be delivered by hand or by courier or by facsimile or by email with attached pdf‑file to the persons at the addresses set forth below, or such other persons or addresses as may be designated by the respective Party to the other Parties in the same manner:

(c)	To the Seller 1:

F2 Beteiligungs GmbH & Co. KG
[***]
Fax no.: [***]
Email: [***]

with a copy to (for information purposes only):

Brinkmann.Weinkauf Rechtsanwälte mbB
Attn.:[***]
[***]
Fax no.: [***]
Email: [***]

(d)	To the Seller 2:

F3P GmbH
[***]
Fax no.: [***]
Email: [***]

with a copy to (for information purposes only):

Brinkmann.Weinkauf Rechtsanwälte mbB

Attn.:[***]
[***]
Fax no.: [***]
Email: [***]

(e)	To the Sellers’ Guarantor 1:

Ingo Fraedrich
[***]
Fax no.: [***]
Email: [***]

(f)	To the Sellers’ Guarantor 2:

Thomas Fraedrich
[***]
Fax no.: [***]
Email: [***]

(g)	To the Purchaser:

Heska GmbH
Attn.: Managing Director
Dina-Weißmann-Alle 6
68519 Viernheim
Germany
Fax: [***]
Email: [***]

(h)	To the Purchaser’s Guarantor:

Heska Corporation
Attn.: General Counsel
3760 Rocky Mountain Ave
Loveland, CO 80538

Unites States of America
Fax: [***]
Email: [***]

with a copy to (for information purposes only):

Gibson, Dunn & Crutcher LLP
Attn.: Dr. Dirk Oberbracht
TaunusTurm, Taunustor 1
60310 Frankfurt am Main
Germany
Fax no.: [***]
Email: [***]

(i)
A Notice shall be effective upon receipt and the opportunity to obtain knowledge of contents (Zugang) and such effectiveness shall be deemed to have occurred (i) at delivery, if delivered by hand, registered post or courier, or, (ii) transmission, if delivered by telefax or email, provided in case of telefax that the person sending the telefax has received a transmission receipt confirming a successful transmission thereof. The receipt of copies of any Notice by the relevant Party’s advisor shall not constitute or substitute the receipt of such Notice by the respective Party itself.

(j)	Any Notice given pursuant to Section 18.1(c) shall be considered a Notice given to all Sellers.

(k)
Each Party shall inform the other Parties of any change of its address as soon as possible. Until a Party is informed of a change of address in accordance with the provisions of this Section 18.1(k), the addresses set forth in Section 18.1(c) and 18.1(d) or the last address communicated in accordance with this Section 18.1(k) shall be relevant.

18.2	Sellers’ and the Guarantors’ Representative

(a)
Each Seller and each Guarantor agrees that Seller 1 (or any successor as may be designated by all Sellers and the Guarantors and notified to the Purchaser in accordance with Section 18.1 (“Sellers’ Representative”) shall act as its authorized representative (Stellvertreter) under this Agreement and shall be entitled to take such action on behalf of all Sellers and the Guarantors, and to exercise such rights, power and authority, as required for all purposes in connection with this Agreement, including the right to grant consents, exercise waiver rights, make declarations and receive notices and other documentation, in accordance with this Agreement, on behalf of the Sellers and the Guarantors. The Sellers’ Representatives shall be relieved from the restrictions under section 181 German Civil Code. This power of attorney shall not terminate in the event of the loss of capacity or death or any insolvency event of any of the Sellers or the Guarantors or by the occurrence of any other event but shall remain in full force and effect. The Purchaser shall be entitled to rely on any statement, decision or action taken by the Sellers’ Representative on behalf of the Sellers or the Guarantors, and each Seller and each Guarantor shall be bound thereby.

(b)
A decision, act or omission, consent or instruction of the Sellers’ Representative constitutes a decision of the relevant Sellers and the relevant Guarantors and is final, binding and conclusive upon the relevant Sellers and the Guarantors, and the Purchaser may rely upon any such decision, act or omission, consent or instruction of any Sellers’ Representative as being the decision, act or omission, consent or instruction of the relevant Sellers and the relevant Guarantors.

(c)
In case of a termination of the Sellers’ Representative’s appointment, the Sellers and the Guarantors, acting jointly, shall first notify the Purchaser of such termination, and shall appoint a replacement Sellers’ Representative within 10 calendar days after such termination. For so long as no such notice of a new Sellers’ Representative has been provided, any notices delivered to the Sellers’ Representative shall be deemed to be validly made to all the Sellers and the Guarantors, and the Purchaser may rely fully on all acts of the Sellers’ Representative.

18.3	Costs, Taxes and Expenses

(a)	Each Party shall bear all costs incurred by such Party in connection with the preparation, negotiation and execution as well as the consummation of this Agreement and each ancillary agreement.

(b)
The Purchaser shall bear the notarial fees for notarization of this Agreement, registration duties and other charges in connection with any regulatory requirements (including merger control proceedings).

18.4	Entire Agreement

This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings (whether written or oral) with respect to all or any part of the subject matter of this Agreement (including the letter of intent dated October 7, 2021), except for the NDA. No side agreements to this Agreement exist.

18.5	Amendments, Supplements

Any amendment or supplement to or modification of this Agreement (together with all Exhibits hereto) shall be valid only if made in writing, except where a stricter form (e.g., notarization) is required under mandatory Applicable Law. This shall also apply to this Section 18.5.

18.6	Assignments

Unless expressly otherwise provided in this Agreement or unless otherwise agreed in writing between the relevant Parties, neither Party may assign, transfer, pledge, encumber, delegate or otherwise dispose of any right, obligation or claim they may have under this Agreement without the relevant other Party’s/ies’ prior written consent, provided that the Purchaser may assign any claims it may have under this Agreement other than claims for primary performance (außer Ansprüche auf Erfüllung von Hauptleistungspflichten) for security purposes to the banks, financing institutions, bondholders financing and/or other providers of financing the Transaction and/or any agent or trustee acting on their behalf. Notwithstanding the preceding sentence, the Purchaser may assign the benefit of this Agreement and/or of any other transaction document to which it is a party, in whole or in part, to, and it may be enforced by any Affiliate of the Seller or the Seller’s Guarantor which is or becomes the legal owner (including by way of acquisition, merger, contribution, spin-off, dissolution) from time to time of any or all of the securities or the assets of Purchaser, as if such person was the Purchaser under this Agreement.

18.7	Set-Off; No Right of Retention

(a)	The Sellers shall be entitled to set off (aufrechnen) any right or claim they (or any of them) may have against any right or claim the Purchaser may have under this Agreement.

(b)
The Purchaser and the Purchaser’s Guarantor shall be entitled to set off (aufrechnen) any right or claim they (or any of them) may have against any right or claim a Seller may have under this Agreement (including in connection with the payment of the Earn-out, if any, or the Holdback).

(c)
Neither Party shall be entitled to refuse to perform any obligation they (or any of them) may have under this Agreement on the grounds that they (or any of them) have a right of retention (Zurückbehaltungsrecht), unless the right of retention have been acknowledged (anerkannt) in writing by the respective other Party or Parties or have been established by a final decision (rechtskräftig festgestellt) of a competent court (Gericht) or competent arbitral tribunal (Schiedsgericht).

18.8	No Rights of Third Parties

Except as expressly otherwise provided in this Agreement, this Agreement shall not grant any rights to, and is not intended to operate for, the benefit of the Guarantors (other than under Sections 16 and 18) or any third parties (kein echter Vertrag zugunsten Dritter) or with protective effect for any third parties (kein Vertrag mit Schutzwirkungen für Dritte).

18.9	No Joint and Several Liability; Joint Exercise of Rights by the Sellers

(a)
Except as expressly otherwise provided in this Agreement, (i) no Seller shall be joint and several liable under or in connection with this Agreement (keine Gesamtschuld) but each Seller shall only be severally liable (teilschuldnerische Haftung) for any obligation by such Seller under or in connection with this Agreement and (ii) and the Purchaser and the Purchaser’s Guarantor shall not be joint and several liable under or in connection with this Agreement (keine Gesamtschuld) but each of the Purchaser and the Purchaser’s Guarantor shall only be severally liable (teilschuldnerische Haftung) for any obligation by such Party under or in connection with this Agreement.

(b)	All rights of the Sellers under or in connection with this Agreement may only be exercised jointly by the Sellers.

18.10	Governing Law

This Agreement (including any dispute, controversy or claim arising out of or in connection with this Agreement (or any ancillary agreement), or the breach, termination or (in)validity thereof) shall be governed by, and construed in accordance with, the substantive laws of Germany, for the avoidance of doubt excluding the UN Convention on Contracts for the International Sale of Goods (CISG).

18.11	Arbitration

All disputes arising out of or in connection with this Agreement or its validity shall be finally settled in accordance with the Arbitration Rules of the German Arbitration Institute (DIS) (Deutsche Institution für Schiedsgerichtsbarkeit e.V.) without recourse to the ordinary courts of law. The arbitral tribunal (Schiedsgericht) shall be comprised of three members. The seat of the arbitration is Frankfurt am Main, Germany. The language of the arbitration shall be English; provided that documents submitted as evidence may be submitted in their original German language and without an attendant translation. The rules of law applicable to the merits shall be German law.

18.12	Severability

Should any provision of this Agreement be or become, or be deemed to be or become, invalid, ineffective or unenforceable as a whole or in part, the validity, effectiveness and enforceability of the remaining provisions shall not be affected thereby. Any such invalid, ineffective or unenforceable provision shall, to the extent permitted by Applicable Law, be deemed replaced by such valid, effective and enforceable provision as comes closest to the economic intent and purpose of such invalid, ineffective or unenforceable provision as regards subject matter, amount, time, place and extent. The same shall apply in the event that this Agreement contains any gaps (Vertragslücken). The Parties are aware of the decision of the Federal Supreme Court (Bundesgerichtshof) of September 24, 2002. However, it is the express intent of the Parties that this Section 18.12 shall not be construed as a mere reversal of the burden of proof (Beweislastumkehr) but rather as a contractual exclusion of section 139 of the German Civil Code (BGB) in its entirety.